Execution Version

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN

MID PENN BANCORP, INC.

AND

MID PENN BANK

AND

THE SCOTTDALE BANK & TRUST COMPANY

dated as of

March 29, 2017

(i)

4.24. Scottdale Information Supplied.	36
4.25. Takeover Laws.	37
4.26. Reorganization.	37
4.27. Quality of Representations.	37
4.28. No Other Representations or Warranties	37
ARTICLE V REPRESENTATIONS AND WARRANTIES OF MID PENN	37
5.1. Organization.	38
5.2. Capitalization.	39
5.3. Authority; No Violation.	40
5.4. Consents.	40
5.5. Financial Statements; Undisclosed Liabilities.	41
5.6. Taxes.	42
5.7. No Material Adverse Effect.	43
5.8. Ownership of Property; Insurance Coverage.	43
5.9. Legal Proceedings.	44
5.10. Compliance With Applicable Law.	44
5.11. Employee Benefit Plans.	46
5.12. Environmental Matters.	47
5.13. Brokers, Finders and Financial Advisors.	48
5.14. Loan Matters.	48
5.15. No Scottdale Capital Stock.	48
5.16. SEC Reports.	48
5.17. Required Vote.	48
5.18. Registration Obligations.	49
5.19. Risk Management Instruments.	49
5.20. Fairness Opinion.	49
5.21. Fiduciary Accounts.	49
5.22. Mid Penn Information Supplied.	49
5.23. Reorganization.	50
5.24. No Financing.	50
5.25. Quality of Representations.	50
5.26. No Other Representations or Warranties.	50
ARTICLE VI COVENANTS OF SCOTTDALE	50
6.1. Conduct of Business.	50
6.2. Financial and Other Statements.	55
6.3. Maintenance of Insurance.	55
6.4. Disclosure Supplements.	55
6.5. Consents and Approvals of Third Parties.	56
6.6. Commercially Reasonable Efforts.	56
6.7. Failure to Fulfill Conditions.	56
6.8. No Other Bids and Related Matters.	56
6.9. Reserves and Merger-Related Costs.	59
6.10. Board of Directors and Committee Meetings.	59
6.11. Affiliate Letters.	60

(ii)

6.12. Meeting with Significant Investors.	60
ARTICLE VII COVENANTS OF MID PENN	60
7.1. Conduct of Business.	60
7.2. Maintenance of Insurance.	61
7.3. Disclosure Supplements.	61
7.4. Consents and Approvals of Third Parties.	61
7.5. Commercially Reasonable Efforts.	62
7.6. Failure to Fulfill Conditions.	62
7.7. Affiliate Letters.	62
7.8. Mid Penn Board.	62
7.9. Employee Matters.	64
7.10. Directors and Officers Indemnification and Insurance.	66
7.11. Stock Reserve.	67
7.12. Exchange Listing.	67
7.13. Scottdale Bank Division.	67
7.14. Ongoing Charitable Commitment.	67
ARTICLE VIII ADDITIONAL AGREEMENTS	68
8.1. Shareholder Meetings.	68
8.2. Proxy Statement-Prospectus.	68
8.3. Regulatory Approvals.	69
8.4. Current Information.	70
8.5. Access; Confidentiality.	71
8.6. Employment Agreement.	71
ARTICLE IX CLOSING CONDITIONS	71
9.1. Conditions to Each Party’s Obligations under this Agreement.	71
9.2. Conditions to the Obligations of Mid Penn under this Agreement.	73
9.3. Conditions to the Obligations of Scottdale under this Agreement.	74
ARTICLE X TERMINATION, AMENDMENT AND WAIVER	75
10.1. Termination.	75
10.2. Effect of Termination.	77
10.3. Amendment, Extension and Waiver.	78
ARTICLE XI MISCELLANEOUS	79
11.1. Confidentiality.	79
11.2. Public Announcements.	79
11.3. Survival.	79
11.4. Expenses.	79
11.5. Notices.	80
11.6. Parties in Interest.	80
11.7. Complete Agreement.	81
11.8. Counterparts.	81
11.9. Severability.	81

(iii)

11.10. Governing Law.	81
11.11. Interpretation.	81
11.12. Specific Performance; Jurisdiction.	82
Exhibit AForm of Scottdale Affiliate Letter
Exhibit BForm of Mid Penn Affiliate Letter

(iv)

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 29, 2017, is made by Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”), Mid Penn Bank, a Pennsylvania banking institution (“Mid Penn Bank”), and The Scottdale Bank & Trust Company, a Pennsylvania bank and trust company (“Scottdale”).  Certain capitalized terms have the meanings given to them in Article I.

RECITALS

1.  The Board of Directors of each of Mid Penn, Mid Penn Bank and Scottdale (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, shareholders and other constituencies and (ii) has approved this Agreement; and

2.  In accordance with the terms of this Agreement, Scottdale will merge with and into Mid Penn Bank (the “Merger”); and

3.  At or prior to the execution and delivery of this Agreement, each of Lawrence Keister & Co., a Pennsylvania general partnership, (the “Partnership”), the directors and executive officers of Scottdale has executed a letter agreement in favor of Mid Penn, in the form attached hereto as Exhibit A, dated as of the date hereof (the “Scottdale Affiliate Letter”), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Scottdale Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby; and

4.  At or prior to the execution and delivery of this Agreement, each of the directors and executive officers of Mid Penn, has executed a letter agreement in favor of Scottdale, in the form attached hereto as Exhibit B, dated as of the date hereof (the “Mid Penn Affiliate Letter”), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Mid Penn Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby; and

5.  The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code; and

6.  The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1.  Certain Definitions.

As used in this Agreement, the following capitalized terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).  Accounting terms used in this Agreement without definition shall have the meanings given to such terms in accordance with GAAP.

“Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, together with the Exhibits, the Scottdale Disclosure Schedule and the Mid Penn Disclosure Schedule, and any amendments hereto.

“Ambassador” shall have the meaning set forth in Section 4.14.

“Articles of Merger” shall mean the articles of merger to be executed by Mid Penn Bank and Scottdale and filed with the PDB and the PDS in accordance with the laws of the Commonwealth of Pennsylvania.

“Average Price” means the Volume Weighted Average Price (as defined below) of Mid Penn Common Stock ending on the fifth Business Day immediately before the Closing.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FRB, the FDIC and the PDB, that regulates Mid Penn Bank or Scottdale, or any of their respective holding companies or subsidiaries, as the case may be.

“Basel III” means the final rule adopted by the Office of the Comptroller of the Currency, Treasury, the FDIC, and the Board of Governors of the Federal Reserve System titled: Regulatory Capital Rules: Regulatory Capital, Implementation of Basel III, Capital Adequacy, Transition Provisions, Prompt Corrective Action, Standardized Approach for Risk-weighted Assets, Market Discipline and Disclosure Requirements, Advanced Approaches Risk-Based Capital Rule, and Market Risk Capital Rule, together with subsequent regulations promulgated thereafter.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.

“Candidate” shall have the meaning set forth in Section 7.8(b).

“Certificates” or “Scottdale Certificates” shall mean certificates evidencing shares of Scottdale Common Stock.

“Claim” shall have the meaning set forth in Section 7.10(a).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“COBRA Reimbursement” means, if a Person timely elect continued coverage under COBRA for such Person and any covered dependents under a group health plan maintained by Scottdale prior to the Effective Time or by Mid Penn after the Effective Time, then Mid Penn will reimburse such Person an amount sufficient for such Person to purchase (on an after-tax basis) such COBRA coverage until the earliest to occur of (a) such Person’s sixty-fifth birthday; and (b) the date such Person becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment following the Effective Time.  If such Person becomes entitled to the COBRA Reimbursement and Mid Penn, in its sole discretion, determines that it cannot provide the company-paid COBRA Reimbursement without potentially violating applicable Law or because no Mid Penn group health plans are in effect during such period, Mid Penn will, in lieu thereof, provide to such Person during such period bi-weekly cash payments (on an after-tax basis) equal to the COBRA premiums for such period that such Person would be required to pay to continue such Person’s group health coverage in effect on the last date of employment with Scottdale or Mid Penn, as applicable (which amount will be based on the premium for the first month of COBRA coverage).  Such amounts shall be payable in the same manner as salaries paid to other employees of Mid Penn.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 11.1 of this Agreement.

“Dissenter Shares” shall have the meaning set forth in Section 3.1(c).

“Dodd‑Frank” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

“Effective Time” shall have the meaning set forth in Section 2.2(a).

“Election Deadline” means 5:00 p.m., Eastern Time, on a date mutually agreed upon by Mid Penn and Scottdale, provided that such date will be no later than five Business Days prior to the anticipated Closing Date.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any applicable Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 4.12(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company or other agent designated by Mid Penn, and reasonably acceptable to Scottdale, which shall act as agent for Mid Penn in connection with the exchange procedures for exchanging certificates for shares of Scottdale Common Stock for certificates for shares of Mid Penn Common Stock as provided in Article III.

“Exchange Fund” shall have the meaning set forth in Section 3.2(g).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(e).

“FDIA” shall mean the Federal Deposit Insurance Act of 1950, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of Philadelphia or the Federal Reserve Bank of Cleveland.

“GAAP” shall mean the current accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Indemnified Parties” shall have the meaning set forth in Section 7.10(a).

“IRS” shall mean the United States Internal Revenue Service.

“Kiefer Shareholders” shall have the meaning set forth in Section 7.8(b).

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge, after reasonable inquiry, of, with respect to Mid Penn and the Mid Penn Subsidiaries, the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and, with respect to Scottdale, Donald F. Kiefer, Lawrence J Kiefer, David W. Powell, and Marilyn K. Andras,1 and includes any facts, matters or circumstances set forth in any written notice or other correspondence from any Bank Regulator or any other written notice or correspondence from any other Governmental Entity received by that Person.  Use in this Agreement of “know,” “knows,” or “known” shall in each case mean having “Knowledge.”

“Letter of Transmittal” shall have the meaning set forth in Section 3.2(b).

“Liens” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind.

“Material Adverse Effect” shall mean, with respect to Mid Penn or Scottdale, respectively, any event, circumstance, change, occurrence or effect that (i) is material and adverse to the assets, financial condition, results of operations or business of Mid Penn and the Mid Penn Subsidiaries taken as a whole, or Scottdale, respectively, or (ii) does or would materially impair the ability of either Scottdale, on the one hand, or Mid Penn, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of the following on the assets, business, financial condition or results of operations of the parties and their respective subsidiaries: (a) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities that do not have a materially disproportionate impact on such party; (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies that do not have a materially disproportionate impact on such party; (c) actions and omissions of a party hereto (or any of the Mid Penn Subsidiaries, as applicable) taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby; (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (e) changes in national political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States that do not have a materially disproportionate impact on such party; (f) economic,

[1]	NTD: These officers of Scottdale are subject to confirmation.

financial market or geographical conditions in general, including changes in economic and financial markets and regulatory or political conditions whether resulting from acts of terrorism, war or otherwise, that do not have a materially disproportionate adverse effect on such party; (g) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect or unless such facts are otherwise an exception set forth herein); (h) changes in the banking industry that do not have a materially disproportionate impact on such party; or (i) any action taken in compliance with or in furtherance of any resolution or agreement with or at the direction of a Bank Regulator or in accordance or compliance with a Regulatory Agreement and the direct or indirect costs, consequences, or effects thereof.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(e).

“Mid Penn” shall mean Mid Penn Bancorp, Inc., a Pennsylvania corporation, with its principal executive offices located at 349 Union Street, Millersburg, Pennsylvania 17061.  References to Mid Penn shall mean Mid Penn on a consolidated basis unless the context clearly indicates otherwise.

“Mid Penn Affiliate Letters” shall have the meaning set forth in the Recitals.

“Mid Penn Bank” shall mean Mid Penn Bank, a Pennsylvania banking institution, with its principal offices located at 349 Union Street, Millersburg, Pennsylvania 17061, which is a wholly owned subsidiary of Mid Penn.

“Mid Penn Benefit Plan” shall have the meaning set forth in Section 5.12(a).

“Mid Penn Common Stock” shall mean the common stock, par value $1.00 share, of Mid Penn.

“Mid Penn Disclosure Schedule” shall mean a written disclosure schedule delivered by Mid Penn to Scottdale specifically referring to the appropriate section of this Agreement.

“Mid Penn Excluded Benefit Plans” shall mean any Mid Penn defined benefit pension plan and those Mid Penn Benefit Plans identified on Mid Penn Disclosure Schedule 1.1.

“Mid Penn Financial Statements” shall mean (i) the audited consolidated financial statements of Mid Penn as of December 31, 2016, and for the two years ended December 31, 2016 and December 31, 2015, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Mid Penn as of the end of each calendar quarter following December 31, 2016 and for the periods then ended, including the notes thereto.

“Mid Penn Owned Shares” shall have the meaning set forth in Section 3.1(b).

“Mid Penn Recommendation” shall have the meaning set forth in Section 8.1(b).

“Mid Penn Regulatory Agreement” shall have the meaning set forth in Section 5.11(c).

“Mid Penn Regulatory Reports” means the Call Reports of Mid Penn Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2016, through the Closing Date, and all reports filed with the PDB or FRB by Mid Penn or Mid Penn Bank from December 31, 2016 through the Closing Date.

“Mid Penn SEC Reports” shall have the meaning set forth in Section 5.18.

“Mid Penn Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(b).

“Mid Penn Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Mid Penn or Mid Penn Bank, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership, or other equity interests of which is held in the ordinary course of the lending activities of Mid Penn Bank.

“Mid Penn Termination Fee” shall have the meaning set forth in Section 10.2(c).

“Nasdaq” shall mean The NASDAQ Stock Market, LLC.

“No Recommendation Notice” shall have the meaning set forth in Section 7.8(b)(i).

“Nominating Committee” shall have the meaning set forth in Section 7.8(b)(i).

“Nominee List” shall have the meaning set forth in Section 7.8(b)(i).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.8(e).

“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.

“Other Real Estate Owned” shall mean any real estate acquired through foreclosure or by a deed in lieu of foreclosure, or any real estate classified as Other Real Estate Owned or Real Estate Owned.

“Partnership” shall have the meaning set forth in the Recitals to this Agreement.

“PBC” shall mean the Pennsylvania Banking Code of 1965, as amended.

“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PDB” shall mean the Pennsylvania Department of Banking and Securities.

“PDS” shall mean the Pennsylvania Department of State.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, company, trust, “group” (as that term is defined under the Exchange Act), or any other legal entity.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2(a).

“Registration Statement” shall mean the Registration Statement on Form S-4, or other applicable form, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Mid Penn Common Stock to be offered to holders of Scottdale Common Stock in connection with the Merger.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Replacement Director” shall have the meaning set forth in Section 7.8(b).

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate a Person to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Sandler” shall have the meaning set forth in Section 5.14.

“Scottdale” shall mean Scottdale Bank & Trust Company, a Pennsylvania bank and trust company, with its principal office located at 150 Pittsburgh Street, Scottdale, Pennsylvania 15683.

“Scottdale Acquisition Proposal” shall have the meaning set forth in Section 6.8(a).

“Scottdale Acquisition Transaction” shall have the meaning set forth in Section 6.8(a).

“Scottdale Affiliate Letters” shall have the meaning set forth in the Recitals.

“Scottdale Bank Division” shall have the meaning set forth in Section 7.13.

“Scottdale Benefit Plan” shall have the meaning set forth in Section 4.12(a).

“Scottdale Common Stock” shall mean the common stock of Scottdale.

“Scottdale Disclosure Schedule” shall mean a written disclosure schedule delivered by Scottdale to Mid Penn specifically referring to the appropriate section of this Agreement.

“Scottdale Financial Statements” shall mean (i) the audited consolidated financial statements of Scottdale as of December 31, 2015, and for the two years ended December 31, 2015 and December 31, 2014, including the notes thereto, (ii), when available, the audited consolidated financial statements of Scottdale as of December 31, 2016, and for the two years ended December 31, 2016 and December 31, 2015, including the notes thereto, and (iii) the unaudited interim consolidated financial statements of Scottdale as of the end of each calendar quarter following December 31, 2015 and for the periods then ended, including the notes thereto.

“Scottdale Material Contracts” shall have the meaning set forth in Section 4.8(c).

“Scottdale Recommendation” shall have the meaning set forth in Section 8.1(a).

“Scottdale Regulatory Agreement” shall have the meaning set forth in Section 4.11(c).

“Scottdale Regulatory Reports” means the Call Reports of Scottdale and accompanying schedules, as filed with the FDIC and the FRB, as applicable, for each calendar quarter beginning with the quarter ended December 31, 2016, through the Closing Date, and all reports filed with the PDB by Scottdale from December 31, 2016 through the Closing Date.

“Scottdale Representative” shall have the meaning set forth in Section 6.8(a).

“Scottdale Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(a).

“Scottdale Subsequent Determination” shall have the meaning set forth in Section 6.8(e).

“Scottdale Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Scottdale, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of Scottdale or on the basis of a “debt previously contracted.”“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Superior Proposal” shall have the meaning set forth in Section 6.8(b).

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Termination Date” shall mean March 31, 2018.

“Trading Day” means a day on which Nasdaq is open for trading.

“Treasury Stock” shall have the meaning set forth in Section 3.1(b).

“Troubled Debt Restructurings” shall mean loans that are “troubled debt restructurings” as defined in Accounting Standards Codification Topic 310.

“Volume Weighted Average Price” means, for the ten Trading Day period, the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service mutually agreed to by Mid Penn and Scottdale) page “DVA EQUITY VWAP” (or the equivalent successor if such page is not available), in respect of the period from the open of trading on the first Trading Day immediately prior to such period until the close of trading on the Trading Day of such period (or if such volume-weighted average price is unavailable, the market price of one share of Mid Penn Common Stock over such Trading Day determined using a volume-weighted average method by a nationally recognized investment banking firm (unaffiliated with Mid Penn or Scottdale) retained for this purpose by Mid Penn).

“Voting Debt” shall have the meaning set forth in Section 4.2(a).

Other terms used herein are defined in the Preamble, Recitals and elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1.  Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Scottdale shall merge with and into Mid Penn Bank, with Mid Penn Bank as the resulting or surviving bank; and (b) the separate existence of Scottdale shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Scottdale shall be vested in and assumed by Mid Penn Bank in accordance with the applicable laws of the Commonwealth of Pennsylvania.  As part of the Merger, each share of Scottdale Common Stock (other than Treasury Stock) will be converted into the right to receive Merger Consideration pursuant to the terms of Article III.  As a result of the Merger, Mid Penn Bank will acquire “substantially all,” within the meaning of Section 368(a)(2)(D) of the Code, of the property, assets and goodwill of Scottdale.

2.2.  Effective Time; Closing.

(a)  Closing.  The closing (“Closing”) shall occur no later than the later of the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties.  The Merger shall be effected by the filing of Articles of Merger with the PDS with a stated effective time of the day of the Closing (the “Closing Date”) in accordance with the PBC.  The “Effective Time” shall mean the time specified in the Articles of Merger for the effectiveness of the Merger or, if no such time is specified, the time of filing of the Articles of Merger.

(b)  Time and Place of Closing.  Subject to the provisions of Article IX and Section 2.2(c) hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Stevens & Lee, P.C., 17 North Second Street, 16th Floor, Harrisburg, Pennsylvania 17101, or by the electronic (PDF) facsimile or overnight courier, exchange of executed documents, at 10:00 a.m., or at such other place or time upon which Mid Penn and Scottdale mutually agree.

(c)  Deliveries at Closing.  At or prior to Closing there shall be delivered to Mid Penn and Scottdale the opinions, certificates, and other documents and instruments required to be delivered pursuant to Article IX hereof.  At or prior to the Closing, Mid Penn shall have delivered the Merger Consideration as set forth in Section 3.2 hereof.

2.3.  Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of Mid Penn as in effect immediately prior to the Effective Time shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law.  The articles of incorporation and the bylaws of Mid Penn Bank as in effect immediately prior to the Effective Time shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law.

2.4.  Directors and Officers.

(a)  Subject to Section 2.4(e), the directors of Mid Penn immediately prior to the Effective Time shall be the directors of Mid Penn after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(b)  The officers of Mid Penn immediately prior to the Effective Time shall be the officers of Mid Penn after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn, until their respective successors are duly appointed.

(c)  Subject to Section 2.4(e), the directors of Mid Penn Bank immediately prior to the Effective Time shall be the directors of Mid Penn Bank after the Effective Time, each to hold office in accordance with the charter and the bylaws of Mid Penn Bank, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(d)  The officers of Mid Penn Bank immediately prior to the Effective Time shall be the officers of Mid Penn Bank after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn Bank, until their respective successors are duly appointed.

(e)  Effective as of the Closing, Mid Penn shall cause Donald F. Kiefer to be elected or appointed as members of the Board of Directors of each of Mid Penn and Mid Penn Bank.  Such director shall be appointed to the class of Mid Penn directors whose terms expire in 2020.

2.5.  Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the PBC.

2.6.  Tax Consequences.

It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of organization.”  From and after the date of this Agreement and until the Closing, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.  Following the Closing, neither Mid Penn, Scottdale nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.  Mid Penn and Scottdale each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines (and including such additional covenants, statements and representations deemed necessary or appropriate by counsel for Mid Penn and Scottdale, respectively), with customary exceptions and modifications thereto, at such time or times as may reasonably be requested by counsel, including at the time Mid Penn files such opinions with the SEC as part of the Registration Statement, at any time that Mid Penn exercises its right to change the method of effecting the business combination contemplated by this Agreement (as more fully described below) and at the Closing Date, to enable counsel to execute such legal opinions to be filed with the Registration Statement as required by the SEC or deliver the legal opinions contemplated by Section 9.1(e), which certificates shall be effective as of the date of such opinions.  Mid Penn may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that such change shall be subject to the written consent of Scottdale which shall not be unreasonably withheld, and no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Scottdale Common Stock as Merger Consideration, (ii) materially impede or delay consummation of the Merger (or such alternate form of business combination) or (iii) result in any adverse federal or state income tax or other adverse tax consequences to Scottdale shareholders as a result of such modification or structure.  In the event Mid Penn elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III
CONSIDERATION; EXCHANGE PROCEDURES

3.1.  Merger Consideration; Effect on Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Mid Penn, Scottdale or the holders of any of the shares of Scottdale Common Stock, the Merger shall be effected in accordance with the following terms:

(a)  Each share of Mid Penn Bank Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b)  All shares of Scottdale Common Stock held in the treasury of Scottdale (“Treasury Stock”) and each share of Scottdale Common Stock owned by Mid Penn immediately prior to the Effective Time (if any) (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Mid Penn Owned Shares”) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

(c)  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of Scottdale Common Stock (excluding Treasury Stock, Mid Penn Owned Shares and shares of Scottdale Common Stock that are owned by Scottdale shareholders properly exercising their dissenters rights pursuant to Section 1222 of the PBC (“Dissenter Shares”)) issued and outstanding immediately prior to the Effective Time shall be converted at the election of the holder thereof (in accordance with the election and allocation procedures set forth in Section 3.2) into the Merger Consideration.

(d)  Each holder of Scottdale Common Stock who owns a Cash Election Share (that is not reallocated as a Common Stock Election Share pursuant to Section 3.2(e)(i)(B)) will receive in the Merger cash equal to $1,166 in exchange for each such share (the “Per Share Cash Consideration”). The number of Cash Election Shares plus the number of Dissenter Shares shall, in the aggregate, not exceed 10% of the shares of Scottdale Common Stock outstanding as of the Effective Time, subject to adjustment pursuant to this Section 3.1.  For purposes of this Agreement, the “Aggregate Cash Consideration” shall be an amount up to $5,913,719 (subject to adjustment pursuant to this Section 3.1), which assumes that each Dissenter Share shall receive the Per Share Cash Consideration.

(e)  Each holder of Scottdale Common Stock who owns a Common Stock Election Share will receive in the Merger that number of shares of Mid Penn Common Stock equal to the Exchange Ratio in exchange for each such share (the “Per Share Common Stock Consideration”). The number of Common Stock Election Shares shall equal not less than 90% of the shares of Scottdale Common Stock outstanding as of the Effective Time, subject to adjustment pursuant to this Section 3.1.

The “Exchange Ratio” will be equal to $1,166 divided by the Average Price; provided, however, that in no event may the Exchange Ratio be less than 38.88 or greater than 44.86. If the Exchange Ratio would otherwise be less than 38.88 or more than 44.86, then 38.88 or 44.86, respectively, shall be used.  The Exchange Ratio will be rounded down to the nearest one-hundredth.

The “Aggregate Common Stock Consideration” is that number of shares of Mid Penn Common Stock equal to the Exchange Ratio multiplied by the Common Stock Election Shares, which shall not be less than 90% of the total number of shares of Scottdale Common Stock issued and outstanding immediately prior to the Effective Time, subject to adjustment pursuant to this Section 3.1 and provided that in no case will the Aggregate Common Stock Consideration be less than 1,774,724 shares of Mid Penn Common Stock or more than 2,275,209 shares of Mid Penn Common Stock.

The Per Share Cash Consideration and the Per Share Common Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

The Aggregate Cash Consideration together with the Aggregate Common Stock Consideration is sometimes referred to herein as the “Aggregate Consideration.”  The Aggregate Consideration shall comprise the total consideration to be paid in the Merger.

(f)  After the Effective Time, shares of Scottdale Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall represent thereafter by operation of this section only the right to receive the Merger Consideration as set forth in this Article and any Dissenter Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 3.3.

(g)  In the event Mid Penn changes the number of shares of Mid Penn Common Stock issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, extraordinary dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.  In addition, in the event Mid Penn enters into an agreement pursuant to which shares of Mid Penn Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each holder of Scottdale Common Stock entitled to receive shares of Mid Penn Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

(h)  Notwithstanding anything to the contrary contained herein, in the event that the number of Dissenter Shares shall, in the aggregate, exceed 10%, but be less than 15%, of the shares of Scottdale Common Stock outstanding as of the Effective Time, then (i) the amount of the Aggregate Cash Consideration shall proportionately increase by such excess but shall not exceed $8,870,579 and (ii) the minimum amount of the Aggregate Common Stock shall proportionately decrease by a corresponding amount.

(i)  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Mid Penn Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Mid Penn Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Mid Penn.  In lieu of the issuance of any such fractional share, Mid Penn shall pay to each former holder of Scottdale Common Stock who otherwise would be entitled to receive a fractional share of Mid Penn Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the closing sale price of a share of Mid Penn Common Stock reported on Nasdaq on the trading day immediately preceding the Closing Date.  For purposes of determining any fractional share interest, all shares of Scottdale Common Stock owned by a Scottdale shareholder shall be combined so as to calculate the maximum number of whole shares of Mid Penn Common Stock issuable to such Scottdale shareholder.

3.2.  Procedures for Exchange of Scottdale Common Stock.

(a)  Conversion Alternatives. Subject to Sections 3.1(i) and 3.3 concerning fractional shares and Dissenter Shares and Section 3.2(e) concerning allocations, each share of Scottdale Common Stock issued and outstanding immediately prior to the Closing Date shall, at the Effective Time, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be automatically cancelled and cease to exist, and, except for Mid Penn Owned Shares, shall be converted into the right to receive, at the election of the holder thereof, the Per Share Cash Consideration or the Per Share Common Stock Consideration as set forth in this Section 3.2.

(b)  Election Procedures. An Election Form, together with a letter of transmittal and instructions for use in effecting the surrender of the Scottdale Certificates in exchange for the Merger Consideration (the “Letter of Transmittal”), and any other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Scottdale Certificates shall pass, only upon proper delivery of such Scottdale Certificates to the Exchange Agent), shall be mailed no more than 40 Business Days and no less than 20 Business Days prior to the anticipated Effective Date or on such earlier date as Mid Penn and Scottdale shall mutually agree (the “Mailing Date”), to each holder of record of Scottdale Common Stock as of five Business Days prior to the Mailing Date (the “Election Form Record Date”), pursuant to which holders of Scottdale Common Stock will:

(i)  elect to receive the Per Share Common Stock Consideration with respect to all or a portion of their shares of Scottdale Common Stock (collectively, the “Common Stock Election Shares”);

(ii)  elect to receive the Per Share Cash Consideration with respect to all or a portion of their shares of Scottdale Common Stock (collectively, the “Cash Election Shares”); or

(iii)  make a Non-Election with respect to their shares of Scottdale Common Stock.

Nominee record holders who hold Scottdale Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Common Stock Election Shares, Cash Election Shares and No-Election Shares.

Mid Penn and Scottdale shall direct the Exchange Agent to make the Election Form available to all persons who become holders of Scottdale Common Stock during the period between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline upon such holders’ request.

(c)  Mixed Election.  Subject to the immediately following sentence, each record holder of shares of Scottdale Common Stock prior to the Election Deadline shall be entitled to elect to receive the Per Share Common Stock Consideration for a portion of such holder’s shares of Scottdale Common Stock and the Per Share Cash Consideration for the remaining portion of such holder’s shares of Scottdale Common Stock (a “Mixed Election”).  With respect to each holder of Scottdale Common Stock who makes a Mixed Election and subject to the allocation rules set forth in Section 3.2(e) below, the shares of Scottdale Common Stock that such holder elects to be converted into the right to receive the Per Share Common Stock Consideration shall be treated as Common Stock Election Shares and the shares such holder elects to be converted into the right to receive the Per Share Cash Consideration shall be treated as Cash Election Shares.

(d)  Effective Election.  Any holder of Scottdale Common Stock’s Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by Mid Penn or the Exchange Agent, accompanied by the Scottdale Certificate(s) to which such Election Form and Letter of Transmittal relates, in a form acceptable for transfer (or by an appropriate guarantee of delivery of such Scottdale Certificate(s) as set forth in such Election Form from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) provided that such Scottdale Certificate(s) are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. If a holder of Scottdale Common Stock (i) does not submit a properly completed Election Form and Letter of Transmittal before the Election Deadline, (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, (iii) makes a Non-Election, or (iv) otherwise fails to make an Election pursuant to this Section 3.2, then the shares of Scottdale Common Stock held by such holder shall be designated “No-Election Shares.” In addition, all Election Forms shall automatically be revoked, and all Scottdale Certificates returned, if the Exchange Agent is notified in writing by Mid Penn and Scottdale that this Agreement has been terminated.

Mid Penn shall cause the Scottdale Certificate or Scottdale Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent.

Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to (i) determine whether any Election, modification or revocation is received, (ii) determine whether any Election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither Mid Penn, Scottdale nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e)  Allocation. Subject and after giving effect to Section 3.2(b), the Exchange Agent shall effect the allocation of the Aggregate Consideration among the holders of Scottdale Common Stock in accordance with their respective Election Forms and the following allocation rules:

(i)  Aggregate Cash Consideration Oversubscribed. If the number of Cash Election Shares is more than 10%, as such percentage may be adjusted pursuant to Section 3.1, of the total number of shares of Scottdale Common Stock issued and outstanding immediately prior to the Effective Time (the “Stock Conversion Number”), then:

(A)  each Common Stock Election Share and each No-Election Share shall be converted into the right to receive the Per Share Common Stock Consideration in the Merger;

(B)  each Dissenter Share shall be treated as converted into the right to receive the Per Share Cash Consideration in the Merger; and

(C)  the Exchange Agent shall reallocate, on a pro rata basis, a sufficient number of Cash Election Shares (excluding Dissenter Shares) into Common Stock Election Shares such that the number of Cash Election Shares is equal to the Stock Conversion Number, and each such reallocated Cash Election Share shall be converted into the right to receive the Per Share Common Stock Consideration in the Merger.

(f)  Cancellation of Certain Common Stock.  Notwithstanding any other provision of this Section 3.2, at the Effective Time, each share of Scottdale Common Stock that is owned, directly or indirectly, by Mid Penn or any Mid Penn Subsidiary (other than shares that are held in trust, managed, custodial or nominee accounts and the like and which are beneficially owned by third parties or held for debts previously contracted) (“Mid Penn Owned Shares”) shall cease to exist and certificates representing such shares shall be cancelled and no cash, stock or other property shall be delivered in exchange therefor.

(g)  Subject to the other provisions of this Article III, on or immediately prior to the Closing Date, Mid Penn shall deposit in trust with or otherwise make available to the Exchange Agent for the benefit of the holders of shares of Scottdale Common Stock, for exchange in accordance with this Agreement, through the Exchange Agent, (i) certificates representing the Aggregate Common Stock Consideration, (ii) cash sufficient to pay the Aggregate Cash Consideration and (iii) cash sufficient to pay holders of what would have been fractional shares pursuant to Section 3.1(i) (such cash and certificates for shares of Mid Penn Common Stock being hereinafter referred to as the “Exchange Fund”).

(h)  As promptly as practicable, but in any event no later than five Business Days following the Effective Time, and provided that Scottdale has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Scottdale Certificate who has not previously surrendered such Scottdale Certificate with a letter of transmittal, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Scottdale Certificate shall pass, only upon delivery of the Scottdale Certificate to the Exchange Agent) and instructions for use in effecting the surrender of the Scottdale Certificates in exchange for the Merger Consideration as provided for in this Agreement.  Each holder of Scottdale Common Stock, upon proper surrender of Scottdale Certificates to the Exchange Agent, accompanied by duly executed Letters of Transmittal, shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of Mid Penn Common Stock to which such holder of Scottdale Common Stock shall have become entitled pursuant to the provisions of Section 3.2, and/or (ii) a check representing the amount of Per Share Cash Consideration and any cash in lieu of fractional shares which such holder has the right to receive hereunder. Each Scottdale Certificate so surrendered shall be cancelled.  Until so surrendered, each Scottdale Certificate will be deemed for all purposes after the Effective Time to represent and evidence solely the right to receive the Merger Consideration to be paid therefor pursuant to this Agreement. Except as required by Law, no interest shall be payable with respect to the Per Share Cash Consideration, the cash payable for fractional shares or the cash payable for Objecting Shares. If any holder of Scottdale Common Stock is unable to locate any Scottdale Certificate(s) to be surrendered for exchange, the Exchange Agent shall deliver the corresponding share of the Merger Consideration to the registered stockholder thereof upon receipt of a lost certificate affidavit and an indemnity agreement in a form acceptable to the Exchange Agent and Mid Penn.

(i)  The delivery of the Merger Consideration by the Exchange Agent shall be as soon as practicable following the later of receipt by the Exchange Agent of the applicable Scottdale Certificate(s) and duly executed Letters of Transmittal and the Closing.

(j)  No dividends or other distributions declared with respect to Mid Penn Common Stock shall be paid to the holder of any unsurrendered Scottdale Certificate until the holder thereof shall surrender such Scottdale Certificate(s) in accordance with Section 3.2(b) and Section 3.2(h). Pending such surrender, any dividend or distribution payable in respect of such shares shall be delivered to the Exchange Agent to be held as part of the Exchange Fund. After the surrender of a Scottdale Certificate in accordance with Section 3.2(b) and Section 3.2(h), the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Mid Penn Common Stock represented by such Scottdale Certificate.

(k)  If the Person surrendering a Scottdale Certificate and signing the accompanying Letter of Transmittal is not the record holder thereof, or if any certificate representing shares of Mid Penn Common Stock is to be issued in a name other than that in which a Scottdale Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment of the Merger Consideration that: (i) such Scottdale Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Scottdale Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Scottdale Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(l)  From and after the Effective Time, there shall be no transfers on the stock transfer books of Scottdale of the shares of Scottdale Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Scottdale Certificates are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(m)  The Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the Contemplated Transactions hereby to any holder of Scottdale Common Stock such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Scottdale Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent.

(n)  Any portion of the Exchange Fund that remains unclaimed by the holders of Scottdale Common Stock for six months after the Effective Time shall be paid to Mid Penn. Any holders of Scottdale Common Stock who have not theretofore complied with this Section 3.2(n) shall thereafter look only to Mid Penn for payment of the Merger Consideration deliverable in respect of each share of Scottdale Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, Scottdale, Mid Penn, the Exchange Agent or any other person shall not be liable to any former holder of Scottdale Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(o)  Return of Exchange Fund.  At any time following the twelve (12) month period after the Effective Time, Mid Penn shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Mid Penn (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.  Notwithstanding the foregoing, neither Mid Penn nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(p)  Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Mid Penn, the posting by such person of a bond in such amount as Mid Penn may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate (provided that unless otherwise required by law or Mid Penn’s transfer agent, in no event shall the required bond be in an amount greater than 1% of the product of (i) the number of shares evidenced by the lost Certificate, and (ii) $1,166.00), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(q)  No Liability. None of Mid Penn, Scottdale any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(r)  Reservation of Shares.  Mid Penn shall reserve for issuance a sufficient number of shares of Mid Penn Common Stock for the purpose of issuing shares of Mid Penn Common Stock to the Scottdale shareholders in accordance with this Article III.

3.3.  Dissenting Shareholders.

Any holder of shares of Scottdale Common Stock who perfects such holder’s appraisal rights in accordance with and as contemplated by Section 1222 of the PBC and Sections 1571 through 1580 of the PBCL shall be entitled to receive from Mid Penn, in lieu of the Merger Consideration, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provision of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such law, and surrendered to Mid Penn the Certificate or Certificates representing the shares for which payment is being made.  In the event that after the Effective Time a dissenting shareholder of Scottdale fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, Mid Penn shall issue and deliver the consideration to which such holder of shares of Scottdale Common Stock is entitled under this Article III upon surrender by such holder of the Certificate or Certificates representing such shares of Scottdale Common Stock held by such holder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SCOTTDALE

Scottdale represents and warrants to Mid Penn that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the Scottdale Disclosure Schedule delivered by Scottdale to Mid Penn on the date hereof.  Scottdale has made a good faith effort to ensure that the disclosure on each schedule of the Scottdale Disclosure Schedule corresponds to the section referenced herein.  However, for purposes of the Scottdale Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

4.1.  Organization.

(a)  Scottdale is a Pennsylvania-chartered bank and trust company duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania and is regulated by the PDB and the FDIC.  The Partnership is a general partnership duly formed and existing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA.  Scottdale has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.  The deposits of Scottdale are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Scottdale when due.  Scottdale is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(b)  No Scottdale Subsidiary exists.

(c)  The minute book of Scottdale accurately records, in all material respects, all material corporate actions of its shareholders and board of directors (including all committees thereof).

(d)  Prior to the date of this Agreement, Scottdale has made available to Mid Penn true and correct copies of the articles of incorporation and bylaws of Scottdale, as in effect on the date hereof.

4.2.  Capitalization.

(a)  The authorized capital stock of Scottdale consists of 200,000 shares of common stock, $2.50 par value per share.  As of the date of this Agreement, there are (a) 50,718 shares of Scottdale Common Stock issued and outstanding, (b) 3,232 shares of Scottdale Common Stock held by Scottdale as Treasury Stock, and (c) no other shares of capital stock or other voting securities of Scottdale issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Scottdale Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Scottdale, nor any trust preferred or subordinated debt securities of Scottdale, are issued or outstanding.  Except as set forth on Scottdale Disclosure Schedule 4.2(a), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Scottdale, or otherwise obligating Scottdale to issue, transfer, sell, purchase, redeem, or otherwise acquire, to register under the Securities Act and the rules and regulations of the SEC thereunder, or to pay a dividend on any such securities.  Except for the Scottdale Affiliate Letters, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Scottdale Common Stock or other equity interests of Scottdale.

(b)  Scottdale does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolio of Scottdale, equity interests held by Scottdale in a fiduciary capacity, and equity interests held in connection with the lending activities of Scottdale, including stock in the FHLB and Atlantic Community Bankers Bank.

(c)  To Scottdale’s Knowledge, except as set forth on Scottdale Disclosure Schedule 4.2(c), no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Scottdale Common Stock.

(d)  All contractual or other rights or obligations (including preemptive rights) of Scottdale to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on Scottdale Disclosure Schedule 4.2(d).

4.3.  Authority; No Violation.

(a)  Scottdale has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Scottdale’s shareholders, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Scottdale and the consummation by Scottdale of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Scottdale, and no other corporate proceedings on the part of Scottdale, except for the approval of the Scottdale shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by Scottdale and, subject to (i) approval by the shareholders of Scottdale, (ii) receipt of the Regulatory Approvals, and (iii) due and valid execution and delivery of this Agreement by Mid Penn, constitutes the valid and binding obligation of Scottdale, enforceable against Scottdale in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally and by general principles of equity.

(b)  Subject to receipt of Regulatory Approvals, approval by the required vote of Scottdale’s and Mid Penn’s shareholders and Scottdale’s and Mid Penn’s compliance with any conditions contained therein, (i) the execution and delivery of this Agreement by Scottdale, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Scottdale with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Scottdale, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Scottdale or any of its properties or assets, or (C) except as set forth in Scottdale Disclosure Schedule 4.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Scottdale under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Scottdale is a party, or by which Scottdale or any of its properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

4.4.  Consents.

Except for the Regulatory Approvals, approval of the shareholders of Scottdale, and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are, or will be, necessary, and no consents or approvals of any third parties are, or will be, necessary, in connection with (a) the execution and delivery of this Agreement by Scottdale and (b) the completion by Scottdale of the transactions contemplated hereby.  As of the date of this Agreement, Scottdale (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Scottdale to complete the transactions contemplated by this Agreement and (y) knows of no reason why all Regulatory Approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.5.  Financial Statements; Undisclosed Liabilities.

(a)  Scottdale has previously made available, or will make available, to Mid Penn the Scottdale Regulatory Reports.  Except as set forth on Scottdale Disclosure Schedule 4.5(a), the Scottdale Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present, or will fairly present, in all material respects the financial position, results of operations and changes in shareholders’ equity of Scottdale as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b)  Scottdale has previously made available, or will make available, to Mid Penn the Scottdale Financial Statements.  Except as set forth on Scottdale Disclosure Schedule 4.5(b), the Scottdale Financial Statements have been, or will be, prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of Scottdale as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c)  As of the date of each balance sheet included in the Scottdale Financial Statements, Scottdale has not had, or will not have, any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Scottdale Financial Statements or Scottdale Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(d)  The records, systems, controls, data and information of Scottdale are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Scottdale (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in this Section 4.5(d).  Scottdale (i) has, to the extent required by applicable law or GAAP, implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to Scottdale, is made known to the chief executive officer and the chief financial officer of Scottdale by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Scottdale’s outside auditors and the audit committee of Scottdale’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Scottdale’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Scottdale’s internal control over financial reporting.  These disclosures (if any) were made in writing by management to Scottdale’s auditors and audit committee and a copy has previously been made available to Mid Penn.

(e)  Since December 31, 2015, (i) neither Scottdale nor any director or executive officer of Scottdale has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Scottdale or its internal accounting controls, including any material complaint, allegation, assertion or claim that Scottdale has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Scottdale, whether or not employed by Scottdale, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Scottdale or any of its officers, directors, employees or agents to the Board of Directors of Scottdale or any committee thereof or to any director or officer of Scottdale.

4.6.  Taxes.

(a)  Except as set forth on Scottdale Disclosure Schedule 4.6(a), Scottdale has duly filed, and will file, all material federal, state and local Tax returns required to be filed by, or with respect to, Scottdale on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects).  Except as set forth on Scottdale Disclosure Schedule 4.6(a), Scottdale has paid, or made provision and properly accounted for, all

Taxes shown to be due on such Tax returns, other than Taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined.  Except as set forth on Scottdale Disclosure Schedule 4.6(a), as of the date of this Agreement, Scottdale has received no written notice of, and to Scottdale’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Scottdale, and no written claim has been made by any Governmental Entity in a jurisdiction where Scottdale does not file Tax returns that Scottdale is subject to taxation in that jurisdiction.  Scottdale has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect.  Scottdale has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Scottdale, to Scottdale’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.  Scottdale is not a party to any tax sharing, tax indemnity, or tax allocation agreement or similar contract or understanding (collectively, a “Tax Agreement”) with any Person other than Tax Agreements involving Scottdale.

(b)  Except as set forth on Scottdale Disclosure Schedule 4.6(b),Scottdale will not be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Effective Time, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

4.7.  No Material Adverse Effect.

Except as set forth in Schedule 4.7, Scottdale has not suffered any Material Adverse Effect since December 31, 2015, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Scottdale.

4.8.  Material Contracts; Leases; Defaults.

(a)  Except as set forth on Scottdale Disclosure Schedule 4.8(a), Scottdale is not a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Scottdale, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Scottdale; (iii) any collective bargaining agreement with any labor organization relating to employees of Scottdale; (iv) any agreement which by its terms limits the payment of dividends by Scottdale; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000 whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Scottdale is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to any Person; (vi) any other agreement, written or oral, that obligates Scottdale for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software), or (vii)  any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Scottdale (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b)  Scottdale Disclosure Schedule 4.8(b) identifies each parcel of real estate owned, leased or subleased by Scottdale.  Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in Scottdale Disclosure Schedule 4.8(b).  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, Scottdale is not in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c)  True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8(a) and 4.8(b) (collectively, the “Scottdale Material Contracts”) have been made available to Mid Penn on or before the date hereof, and are in full force and effect on the date hereof, and Scottdale (nor, to the Knowledge of Scottdale, any other party to any Scottdale Material Contract) has not materially breached any provision of, or is in default in any respect under any term of, any Scottdale Material Contract.  Except as listed on Scottdale Disclosure Schedule 4.8(c), no party to any Scottdale Material Contract will have the right to terminate any or all of the provisions of any such Scottdale Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d)  Except as set forth on Scottdale Disclosure Schedule 4.8(d), since December 31, 2015, through and including the date of this Agreement, Scottdale has not (i) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2015 (which amounts have been previously made available to Mid Penn), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Scottdale Disclosure Schedule 4.12, as in effect as of the date hereof), or paid any bonus other than the customary bonuses in amounts consistent with past practice, (ii) granted any options or warrants to purchase shares of Scottdale Common Stock, or any Right to any executive officer, director or employee, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Scottdale, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator, (vii) entered into any lease of real or personal property requiring annual payments in excess of $10,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Scottdale affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP, or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

(e)  As of the date of this Agreement, none of the deposits of Scottdale is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.9.  Ownership of Property; Insurance Coverage.

(a)  Scottdale has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by Scottdale in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Scottdale Regulatory Reports and in the Scottdale Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Scottdale Financial Statements (together “Scottdale Permitted Liens”).  Such securities are valued on the books of Scottdale a in accordance with GAAP.  Scottdale, as lessee, has the right under valid and existing leases of real and personal properties used by Scottdale in the conduct of its business to occupy or use all such properties as presently occupied and used by each of them.  Scottdale is not in default in any material respect under any lease for any real or personal property to which Scottdale is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Scottdale.

(b)  With respect to all agreements pursuant to which Scottdale has purchased securities subject to an agreement to resell, if any, Scottdale has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.  Scottdale employs investment, securities risk management and other policies, practices and procedures that Scottdale believes are prudent and reasonable in the context of such businesses.

(c)  Scottdale currently maintains insurance considered by Scottdale to be reasonable for their respective operations in accordance with industry practice.  Scottdale has not received notice during the past five (5) years from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased.  Except as provided in Schedule 4.9(c), there are presently no material claims pending under such policies of insurance and no notices have been given by Scottdale under such policies (other than with respect to health or disability insurance).  All such insurance is valid and enforceable and in full force and effect, and within the last three years Scottdale has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.  Scottdale Disclosure Schedule 4.9(c) identifies all material policies of insurance maintained by Scottdale as well as the other matters required to be disclosed under this Section 4.9(c).

4.10.  Legal Proceedings.

Scottdale is not a party to any, and there are no pending or, to Scottdale’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against Scottdale, (b) to which Scottdale’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Scottdale to perform under this Agreement in any material respect.

4.11.  Compliance With Applicable Law.

(a)  Scottdale is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Non-Discrimination Act of 2008, and all similar federal, state or local laws and/or ordinances, including without limitation, the Pennsylvania Human Relations Act, as amended, and any other non-discrimination and fair employment practices laws of any state and/or locality in which a Scottdale employee works, worked, resides, or resided, all as amended, ERISA, the Affordable Care Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Worker Adjustment and Retraining Notification Act, as amended, and Scottdale has not received any written notice to the contrary except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Scottdale.  The Board of Directors of Scottdale has adopted, and Scottdale has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b)  Scottdale has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Scottdale; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c)  Since January 1, 2014, Scottdale has not received any written notification or any other communication from any Bank Regulator (i) asserting that Scottdale is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Scottdale; (iii) requiring, or threatening to require, Scottdale, or indicating that Scottdale may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Scottdale, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Scottdale, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Scottdale Regulatory Agreement”).  Scottdale has not consented to or entered into any Scottdale Regulatory Agreement that is currently in effect or that was in effect since January 1, 2014.  The most recent regulatory rating given to Scottdale as to compliance with the CRA is satisfactory or better.

(d)  Scottdale is well capitalized within the meaning of the regulations of the FDIC and Scottdale does not know of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FDIC in determining whether to approve the Merger.  Scottdale knows of no reason why it would not continue to be well capitalized under Basel III and all supplementary requirements imposed by any Bank Regulator pursuant to Dodd-Frank.

4.12.  Employee Benefit Plans.

(a)  Scottdale Disclosure Schedule 4.12 contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, loan arrangements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies and arrangements (including vacation) under which any current or former employee, director or independent contractor of Scottdale has any present or future right to benefits or under which Scottdale has any present or future liability.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Scottdale Benefit Plans.”

(b)  With respect to each Scottdale Benefit Plan, Scottdale has made available to Mid Penn a current, accurate and complete copy thereof (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter issued by the IRS and any current application to the IRS for such letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; and (iv) annual return/reports on Form 5500 for the last three plan years with respect to each Scottdale Benefit Plan which is required to file such annual return/report.

(c)  (i) Except as would not have, individually or in the aggregate, a Material Adverse Effect, each Scottdale Benefit Plan that is subject to ERISA and the Code has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Scottdale Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification or, with respect to an IRS-approved prototype or volume submitter plan, a favorable opinion letter, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and to the Knowledge of Scottdale, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of Scottdale, no event has occurred and no condition exists that is reasonably likely to subject Scottdale, solely by reason of its affiliation with any past or present “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; (iv) except as set forth in Scottdale Disclosure Schedule 4.12, no Scottdale Benefit Plan provides, and Scottdale has no obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the employee’s termination of employment and/or the service provider’s termination of service other than as required by Section 4980B of the Code and/or other applicable law; and (v) all contributions required to be made under the terms of any Scottdale Benefit Plan have been timely made or, if not yet due, have been properly reflected in Scottdale’s financial statements in accordance with GAAP.

(d)  Except as set forth in Scottdale Disclosure Schedule 4.12(d), no liability, other than PBGC premiums arising in the ordinary course of business, has been or is expected by

Scottdale to be incurred with respect to any Scottdale Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“Scottdale Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Scottdale or any entity which is considered one employer with Scottdale under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”), and no condition exists that presents a material risk to Scottdale of incurring a liability under such title.  To the Knowledge of Scottdale, except as set forth on Scottdale Disclosure Schedule 4.12(d), no Scottdale Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof.  Except as set forth on Scottdale Disclosure Schedule 4.12(d), the fair market value of the assets of each Scottdale Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such Scottdale Defined Benefit Plan as of the end of the most recent plan year with respect to the respective Scottdale Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Scottdale Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Scottdale Defined Benefit Plan within the 12-month period ending on the date hereof.  Except as set forth on Scottdale Disclosure Schedule 4.12(d), Scottdale has not provided, nor is required to provide, security to any Scottdale Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.  To the Knowledge of Scottdale, and except as set forth on Scottdale Disclosure Schedule 4.12(d), there is no pending investigation or enforcement action by any Governmental Entity with respect to any Scottdale Benefit Plan or any ERISA Affiliate Plan.  Neither Scottdale nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined by Section 3(37) of ERISA.

(e)  With respect to any Scottdale Benefit Plan, the assets of any trust under such Scottdale Benefit Plan, Scottdale Benefit Plan sponsor, Scottdale Benefit Plan fiduciary or Scottdale Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Scottdale, threatened and (ii) to the Knowledge of Scottdale, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(f)  Other than as set forth on Scottdale Disclosure Schedule 4.12(f), the consummation of the transactions contemplated herein will not, separately or together with any other event, (i) entitle any employee, officer or director of Scottdale to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director, or (iii) result in any “parachute payment” or “excess parachute payment” under Section 280G of the Code, whether or not such payment is considered reasonable compensation for services rendered.

(g)  Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Scottdale Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code.  Except as set forth in Scottdale Disclosure Schedule 4.12, no outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code.  In addition, Scottdale Disclosure Schedule 4.12 sets forth the amounts of any deferred compensation payable to any employee or director of Scottdale.

(h)  Scottdale has not communicated to any current or former employee thereof any intention or commitment to modify in any material respect any Scottdale Benefit Plan or contract to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

4.13.  Environmental Matters.

To the Knowledge of Scottdale, with respect to Scottdale:

(a)  Neither (i) the conduct nor operation of the business of Scottdale nor (ii) any condition of any property currently or previously owned or operated by Scottdale (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Scottdale.  No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Scottdale by reason of any Environmental Laws.  Scottdale during the past five years has not received any written notice from any Person or Governmental Entity that Scottdale or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by Scottdale (including any Other Real Estate Owned or property pledged as collateral for any loan held by Scottdale) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Scottdale;

(b)  There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Scottdale’s Knowledge, threatened, before any court, Governmental Entity or other forum against Scottdale (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Scottdale; and

(c)  There are no underground storage tanks on, in or under any properties owned or operated by Scottdale, and no underground storage tanks have been closed or removed from any properties owned or operated by Scottdale except in compliance with Environmental Laws in all material respects.

4.14.  Brokers, Finders and Financial Advisors.

Neither Scottdale, nor any of its respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Ambassador Financial Group, Inc. (“Ambassador”) by Scottdale and the fee payable pursuant thereto.

4.15.  Loan Matters.

(a)  The allowance for loan losses reflected in Scottdale’s audited consolidated balance sheet at December 31, 2015 was, and the allowance for loan losses shown on Scottdale’s balance sheets for periods ending after December 31, 2015 was, or will be, adequate, as of the date thereof, under GAAP.

(b)  Scottdale Disclosure Schedule 4.15(b) sets forth a listing, as of February 28, 2017, by account, of: (i) all loans (including loan participations) of Scottdale that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Scottdale which have been terminated by Scottdale during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Scottdale during the past twelve months of, or has asserted against Scottdale, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Scottdale, each borrower, customer or other party which has given Scottdale any oral notification of, or orally asserted to or against Scottdale, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by Scottdale as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.  Except as set forth on Scottdale Disclosure Schedule 4.15(b), all loans of Scottdale have been classified as of February 28, 2017 in accordance with the loan policies and procedures of Scottdale.

(c)  Except as set forth on Scottdale Disclosure Schedule 4.15(c), all loans receivable (including discounts) and accrued interest entered on the books of Scottdale arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Scottdale’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.  To the Knowledge of Scottdale, the loans, discounts and the accrued interest reflected on the books of Scottdale are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by Scottdale free and clear of any Liens other than Scottdale Permitted Liens.

(d)  The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e)  Scottdale Disclosure Schedule 4.15(e) sets forth, as of February 28, 2017, a schedule of all executive officers and directors of Scottdale who have outstanding loans from Scottdale, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f)  To the Knowledge of Scottdale, no shares of Scottdale Common Stock were purchased with the proceeds of a loan made by Scottdale.

4.16.  Related Party Transactions.

Except as set forth in Scottdale Disclosure Schedule 4.16, Scottdale is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Scottdale.  All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act).  Except as set forth in Scottdale Disclosure Schedule 4.16, no loan or credit accommodation to any Affiliate of Scottdale is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Scottdale has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Scottdale is inappropriate.  Except as set forth in Scottdale Disclosure Schedule 4.16, no shareholder or Affiliate of Scottdale owns any material property or asset used in the conduct of the business of Scottdale.

4.17.  Credit Card Accounts and Merchant Processing.

(a)  Credit Card Accounts.  Except as set forth on Scottdale Disclosure Schedule 4.17(a), Scottdale does not originate, maintain or administer credit card accounts.

(b)  Merchant Processing.  Scottdale does not provide, or has not provided, merchant credit card processing services to any merchants.

4.18.  Required Vote.

The affirmative vote of two-thirds of the outstanding shares of Scottdale Common Stock is required to approve this Agreement and the Merger under Scottdale’s articles of incorporation and applicable law.

4.19.  Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Scottdale’s own account, or for the account of its customers (all of which are set forth in Scottdale Disclosure Schedule 4.19), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Scottdale, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither Scottdale, nor to the Knowledge of Scottdale any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.20.  Fairness Opinion.

The board of directors of Scottdale has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Ambassador to the effect that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to Scottdale shareholders.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.21.  Fiduciary Accounts.

Scottdale has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulators. Neither Scottdale, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

4.22.  Intellectual Property.

Scottdale owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Scottdale’s business, and Scottdale has not received any notice of conflict with respect thereto that asserts the rights of others.  Scottdale has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To Scottdale’s Knowledge, the conduct of the business of Scottdale as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.23.  Labor Matters.

There are no labor or collective bargaining agreements to which Scottdale is a party.  To the Knowledge of Scottdale, there is no activity involving Scottdale seeking to certify a collective bargaining unit involving any of their employees.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to Mid Penn employees), work slowdown, stoppage or lockout pending or threatened against Scottdale.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Scottdale, threatened against Scottdale (other than routine employee grievances that are not related to Scottdale employees).  Scottdale is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.24.  Scottdale Information Supplied.

None of the information supplied or to be supplied by Scottdale for inclusion or incorporation by reference in the Proxy Statement‑Prospectus and/or in the Registration Statement, as applicable, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or in any amendment or supplement thereto will, at the time the Proxy Statement‑Prospectus or any such supplement or amendment thereto is first mailed to the shareholders of Scottdale or at the time Scottdale shareholders vote on the matters at the Scottdale Shareholders’ Meeting or at the time the Registration Statement or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by Scottdale in this Section 4.24 with respect to statements made or incorporated by reference therein based on information supplied by Mid Penn in writing expressly for inclusion or incorporation by reference in the Proxy Statement‑Prospectus, the Registration Statement or such other applications, notifications or other documents.  The Proxy Statement‑Prospectus will comply as to form in all material respects with the applicable requirements of the Exchange Act.  If at any time prior to the Effective Time any event should be discovered by Scottdale which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement‑Prospectus, or in any amendment or supplement to any such other applications, notifications or other documents, Scottdale shall promptly so inform Mid Penn.

4.25.  Takeover Laws.

The adoption and approval by the board of directors of Scottdale of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable “anti-takeover”, “control share”, “fair price”, “moratorium”, “interested shareholder” or similar anti-takeover statutes or regulations applicable to Scottdale in connection with the execution, delivery or performance of this Agreement.

4.26.  Reorganization.

Scottdale has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.27.  Quality of Representations.

The representations made by Scottdale in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

4.28.  No Other Representations or Warranties

(a)  Except for the representations and warranties made by Scottdale in this Article IV, neither Scottdale nor any other Person makes any express or implied representation or warranty with respect to Scottdale, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Mid Penn or any of its affiliates or representatives in the course of their due diligence investigation of Scottdale, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Scottdale hereby disclaims any such other representations or warranties.

(b)  Notwithstanding anything contained in this Agreement to the contrary, Scottdale acknowledges and agrees that neither Mid Penn nor any other Person has made or is making any representations or warranties relating to Mid Penn whatsoever, express or implied, beyond those expressly given by Mid Penn in Article V hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Mid Penn furnished or made available to Scottdale or any of its representatives.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF mid penn

Mid Penn represents and warrants to Scottdale that the statements contained in this Article V are correct and complete as of the date of this Agreement, except (i) as set forth in the Mid Penn Disclosure Schedules delivered by Mid Penn to Scottdale on the date hereof, (ii) disclosed in any report, schedule, form or other document filed with the SEC by Mid Penn prior to the date hereof and on or after the date on which Mid Penn filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature).  Mid Penn has made a good faith effort to ensure that the disclosure on each schedule of the Mid Penn Disclosure Schedule corresponds to the section referenced herein.  However, for purposes of the Mid Penn Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.  References to the Knowledge of Mid Penn shall include the Knowledge of Mid Penn Bank.

5.1.  Organization.

(a)  Mid Penn is a corporation duly organized, validly subsisting and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA.  Mid Penn has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(b)  Mid Penn Bank is a Pennsylvania-chartered banking institution duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania.  Mid Penn Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.  The deposits of Mid Penn Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Mid Penn Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c)  Mid Penn Disclosure Schedule 5.1(c) sets forth each Mid Penn Subsidiary, the state of organization of each Mid Penn Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such Mid Penn Subsidiary owned by Mid Penn or Mid Penn Bank.  Each Mid Penn Subsidiary is a corporation, limited liability company or other entity duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation or organization.  Each Mid Penn Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(d)  The respective minute books of Mid Penn and each Mid Penn Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e)  Prior to the date of this Agreement, Mid Penn has made available to Scottdale true and correct copies of the articles of incorporation and bylaws of Mid Penn and similar governing documents of Mid Penn Bank and each other Mid Penn Subsidiary, each as in effect on the date hereof.

5.2.  Capitalization.

(a)  The authorized capital stock of Mid Penn consists of (a) 10,000,000 shares of Mid Penn Common Stock, of which, as of the date of this Agreement, 4,233,297 shares were issued and outstanding and (b) 5,000 shares of preferred stock, having a par value of $1.00 per share (“Mid Penn Preferred Stock”), none of which were issued and outstanding as of the date of this Agreement.  All of the issued and outstanding shares of Mid Penn Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  As of the date of this Agreement, except as set forth on Mid Penn Disclosure Schedule 5.2(a), there were no shares of Mid Penn Common Stock reserved for issuance upon exercise of options granted as employment inducement awards and under Mid Penn’s equity compensation plans (the “Mid Penn Stock Plan”).  As of the date of this Agreement, except pursuant to (i) this Agreement and (ii) the Mid Penn Employee Stock Purchase Plan, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Mid Penn, or otherwise obligating Mid Penn to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.  As of the date of this Agreement, there is no Voting Debt of Mid Penn, nor any trust preferred or subordinated debt securities of Mid Penn are issued or outstanding.  The shares of Mid Penn Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.  Except for the Mid Penn Affiliate Letters, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with regard to the voting or transfer of the Mid Penn Common Stock or other equity interests of Mid Penn.  Mid Penn has, or as of the Effective Time will have, sufficient authorized and unissued shares of Mid Penn Common Stock to issue the Merger Consideration at the Effective Time.  Mid Penn Disclosure Schedule 5.2(a) sets forth the name of each holder and the number of outstanding options or other rights to purchase, and securities convertible or exchangeable into Mid Penn Common Stock or Mid Penn Preferred Stock, the number of shares each holder may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held.

(b)  Mid Penn owns all of the capital stock of Mid Penn Bank free and clear of any Lien.  Except for the Mid Penn Subsidiaries, Mid Penn does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Mid Penn Subsidiaries, equity interests held by Mid Penn Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Mid Penn Subsidiaries, including stock in the FHLB.  Either Mid Penn or Mid Penn Bank owns all of the outstanding shares of capital stock or equity interests of each Mid Penn Subsidiary free and clear of all Liens.

(c)  To Mid Penn’s Knowledge, except as set forth on Mid Penn Disclosure Schedule 5.2(c) or as disclosed in the Mid Penn SEC Reports, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in

Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Mid Penn Common Stock.

5.3.  Authority; No Violation.

(a)  Mid Penn has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by Mid Penn’s shareholders, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Mid Penn and the consummation by Mid Penn of the transactions contemplated hereby, including the Merger have been duly and validly approved by the Board of Directors of Mid Penn, and no other corporate proceedings on the part of Mid Penn, except for the approval of Mid Penn’s shareholders, are necessary to consummate the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by Mid Penn and, subject to the receipt of the Regulatory Approvals and approval by the required vote of Mid Penn’s shareholders and due and valid execution and delivery of this Agreement by Scottdale, constitutes the valid and binding obligation of Mid Penn, enforceable against Mid Penn in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b)  Subject to receipt of Regulatory Approvals, approval by the required vote of Mid Penn’s shareholders and Scottdale’s and Mid Penn’s compliance with any conditions contained herein, (i) the execution and delivery of this Agreement by Mid Penn, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Mid Penn with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Mid Penn or any similar governing documents of any of Mid Penn’s Subsidiaries, including Mid Penn Bank, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Mid Penn or any Mid Penn Subsidiary or any of their respective properties or assets, or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Mid Penn or any Mid Penn Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

5.4.  Consents.

Except for the Regulatory Approvals, approval of the shareholders of Mid Penn, and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by Mid Penn and (b) the completion by Mid Penn of the transactions contemplated hereby.  Mid Penn (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Mid Penn or Mid Penn Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

5.5.  Financial Statements; Undisclosed Liabilities.

(a)  Mid Penn has previously made available, or will make available, to Scottdale the Mid Penn Regulatory Reports.  The Mid Penn Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present or will fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity of Mid Penn as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b)  Mid Penn has previously made available or will make available to Scottdale the Mid Penn Financial Statements.  The Mid Penn Financial Statements have been or will be prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of Mid Penn and the Mid Penn Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of any unaudited statements to normal recurring audit adjustments.

(c)  At the date of each balance sheet included in the Mid Penn Financial Statements, neither Mid Penn nor Mid Penn Bank has had or will have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Mid Penn Financial Statements or Mid Penn Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of any unaudited statements to normal, recurring audit adjustments and, in the case of Mid Penn Regulatory Reports, the absence of footnotes.

(d)  The records, systems, controls, data and information of Mid Penn and the Mid Penn Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Mid Penn or any Mid Penn Subsidiary (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5(d).  Mid Penn (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Mid Penn, including its consolidated Mid Penn Subsidiaries, is made known to the chief executive officer and the chief financial officer of Mid Penn by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Mid Penn’s outside auditors and the audit committee of Mid Penn’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Mid Penn’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Mid Penn’s internal controls over financial reporting.  These disclosures (if any) were made in writing by management to Mid Penn’s auditors and audit committee and a copy has previously been made available to Scottdale.

(e)  Since December 31, 2015, (i) neither Mid Penn nor any of the Mid Penn Subsidiaries nor, to the Knowledge of Mid Penn, any director, officer, employee, auditor, accountant or representative of Mid Penn or any Mid Penn Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Mid Penn or any Mid Penn Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Mid Penn or any Mid Penn Subsidiary has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Mid Penn or any Mid Penn Subsidiary, whether or not employed by Mid Penn or any Mid Penn Subsidiary, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Mid Penn or any of its officers, directors, employees or agents to the Board of Directors of Mid Penn or any committee thereof or to any director or officer of Mid Penn.

5.6.  Taxes.

(a)  Mid Penn and the Mid Penn Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code.  Mid Penn has duly filed, and will file, all material federal, state and local Tax returns required to be filed by, or with respect to, Mid Penn and every Mid Penn Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects).  Mid Penn. has paid, or made provision and properly accounted for, all Taxes shown to be due on such Tax returns, other than Taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined.  As of the date of this Agreement, Mid Penn has received no written notice of, and to Mid Penn’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Mid Penn or any Mid Penn Subsidiary, and no written claim has been made by any Governmental Entity in a jurisdiction where Mid Penn or any Mid Penn Subsidiary does not file Tax returns that Mid Penn or any Mid Penn Subsidiary is subject to taxation in that jurisdiction.  Mid Penn and the Mid Penn Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect.  Mid Penn and each Mid Penn Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Mid Penn and each Mid Penn Subsidiary, to Mid Penn’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.  Neither Mid Penn nor any Mid Penn Subsidiary is a party to any Tax Agreement with any Person other than Tax Agreements involving Mid Penn and/or any Mid Penn Subsidiary.

(b)  Mid Penn is in “control,” within the meaning of Sections 368(a)(2)(D) and 368(c) of the Code, of Mid Penn Bank.

5.7.  No Material Adverse Effect.

Mid Penn has not suffered any Material Adverse Effect since December 31, 2015, and no event has occurred or circumstance arisen since that date that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Mid Penn.

5.8.  Ownership of Property; Insurance Coverage.

(a)  Mid Penn and each Mid Penn Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by Mid Penn or any Mid Penn Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Mid Penn Regulatory Reports and in the Mid Penn Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Mid Penn Subsidiary acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Mid Penn Financial Statements.  Such securities are valued on the books of Mid Penn and each of the Mid Penn Subsidiaries in accordance with GAAP.  Mid Penn and the Mid Penn Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Mid Penn and Mid Penn Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  Neither Mid Penn nor any Mid Penn Subsidiary is in default in any material respect under any lease for any real or personal property to which either Mid Penn or any Mid Penn Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Mid Penn.

(b)  With respect to all agreements pursuant to which Mid Penn or any Mid Penn Subsidiary has purchased securities subject to an agreement to resell, if any, Mid Penn or such Mid Penn Subsidiary, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.  Mid Penn and each of the Mid Penn Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Mid Penn and each such Mid Penn Subsidiary believes are prudent and reasonable in the context of such businesses.

(c)  Mid Penn and each Mid Penn Subsidiary currently maintain insurance considered by Mid Penn to be reasonable for their respective operations in accordance with industry practice.  There are presently no material claims pending under such policies of insurance and no notices have been given by Mid Penn or any Mid Penn Subsidiary under such policies (other than with respect to health or disability insurance).  All such insurance is valid and enforceable and in full force and effect, and within the last three years Mid Penn and each Mid Penn Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

5.9.  Legal Proceedings.

(a)  Except as set forth in Mid Penn Disclosure Schedule 5.9, neither Mid Penn nor any Mid Penn Subsidiary is a party to any, and there are no pending or, to the Knowledge of Mid Penn, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against Mid Penn or any Mid Penn Subsidiary, (b) to which Mid Penn or any Mid Penn Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Mid Penn or Mid Penn Bank to perform under this Agreement in any material respect.

5.10.  Compliance With Applicable Law.

(a)  Each of Mid Penn and each Mid Penn Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Non-Discrimination Act of 2008, and all similar federal, state or local laws and/or ordinances, including without limitation, the Pennsylvania Human Relations Act, as amended, and any other non-discrimination and fair employment practices laws of any state and/or locality in which a Scottdale employee works, worked, resides, or resided, all as amended, ERISA, the Affordable Care Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Worker Adjustment and Retraining Notification Act, as amended, and neither Mid Penn nor any Mid Penn Subsidiary has received any written notice to the contrary except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn.  The Board of Directors of Mid Penn Bank has adopted and Mid Penn Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b)  Each of Mid Penn and each Mid Penn Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

(c)  Since January 1, 2014, neither Mid Penn nor any Mid Penn Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Mid Penn or any Mid Penn Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Mid Penn or any Mid Penn Subsidiary; (iii) requiring or threatening to require Mid Penn or any Mid Penn Subsidiary, or indicating that Mid Penn or any Mid Penn Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Mid Penn or any Mid Penn Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Mid Penn or any Mid Penn Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “Mid Penn Regulatory Agreement”).  Neither Mid Penn nor any Mid Penn Subsidiary has consented to or entered into any Mid Penn Regulatory Agreement that is currently in effect or that was in effect since January 1, 2014.  The most recent regulatory rating given to Mid Penn Bank as to compliance with the CRA is satisfactory or better.

(d)  Each of Mid Penn and Mid Penn Bank are well capitalized within the meaning of the regulations of the FRB and the FDIC, respectively, and neither Mid Penn nor Mid Penn knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger.  Neither Mid Penn nor Mid Penn Bank knows of any reason why they both will not continue to be well capitalized under Basel III and all supplementary requirements imposed by any Bank Regulator pursuant to Dodd-Frank.

5.11.  Employee Benefit Plans.

(a)  Except as would not, individually or in the aggregate, have a Material Adverse Effect, each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor, such plans, agreements, programs, policies and arrangements collectively referred to as “Mid Penn Benefit Plans”), each Mid Penn Benefit Plan that is subject to the requirements of ERISA and the Code has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Mid Penn Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and, to the Knowledge of Mid Penn, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of Mid Penn, no event has occurred and no condition exists that is reasonably likely to subject Mid Penn or any Mid Penn Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate”, to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; and (iv) all contributions required to be made under the terms of any Mid Penn Benefit Plan have been timely made or, if not yet due, have been properly reflected in Mid Penn financial statements in accordance with GAAP.

(b)  Mid Penn and the Mid Penn Subsidiaries currently maintain a defined benefit pension plan within the meaning of ERISA Section 3(2).  None of the Mid Penn Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of Mid Penn, the Mid Penn Subsidiaries, or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(c)  No Mid Penn Benefit Plan that is subject to Section 436 of the Code has an adjusted funding target attainment percentage (as such term is defined in Section 436 of the Code) that is less than, or presumed to be less than, eighty percent (80%).  No Mid Penn Benefit Plan that is subject to Section 430 of the Code is considered at-risk (as such term is defined in Section 430 of the Code).  No accumulated funding deficiency (as such term is defined in Section 412 of the Code) has been incurred with respect to any Mid Penn Benefit Plan subject to Section 412 of the Code, whether or not waived.

(d)  With respect to any Mid Penn Benefit Plan, the assets of any trust under such Mid Penn Benefit Plan, Mid Penn Benefit Plan sponsor, Mid Penn Benefit Plan fiduciary or Mid Penn Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Mid Penn, threatened and (ii) to the Knowledge of Mid Penn, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(e)  Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Mid Penn Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code.  No outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code.

(f)  No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Mid Penn or any Mid Penn Subsidiary with respect to any ongoing, frozen, or terminated Mid Penn Benefit Plan.

(g)  No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any Mid Penn Benefit Plan within the past twelve (12) months.

5.12.  Environmental Matters.

(a)  To the knowledge of Mid Penn, neither (i) the conduct nor operation of the business of Mid Penn or any Mid Penn Subsidiary nor (ii) any condition of any property currently or previously owned or operated by Mid Penn or any Mid Penn Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Mid Penn or any Mid Penn Subsidiary.  No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Mid Penn or any Mid Penn Subsidiary by reason of any Environmental Laws.  Neither Mid Penn nor any Mid Penn Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Mid Penn or any Mid Penn Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by Mid Penn or any Mid Penn Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Mid Penn or any Mid Penn Subsidiary;

(b)  There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Mid Penn’s Knowledge, threatened, before any court, Governmental Entity or other forum against Mid Penn or any Mid Penn

Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Mid Penn or any Mid Penn Subsidiary; and

5.13.  Brokers, Finders and Financial Advisors.

Neither Mid Penn nor any Mid Penn Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill + Partners, L.P. (“Sandler”) and the fee payable pursuant thereto.

5.14.  Loan Matters.

The allowance for loan losses reflected in Mid Penn’s audited consolidated balance sheet at December 31, 2016 was, and the allowance for loan losses shown on Mid Penn’s balance sheets for periods ending after December 31, 2016 was, or will be, adequate, as of the date thereof, under GAAP.

5.15.  No Scottdale Capital Stock.

Neither Mid Penn nor any Mid Penn Subsidiary beneficially owns, directly or indirectly, any shares of Scottdale Common Stock, or any options, warrants or other rights to acquire any Scottdale Common Stock, except pursuant to the Merger as contemplated in this Agreement.

5.16.  SEC Reports.

Mid Penn has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since December 31, 2015 (the “Mid Penn SEC Reports”).  As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Mid Penn SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act, and the Securities Act to the extent applicable, and the rules and regulations of the SEC thereunder, applicable to such Mid Penn SEC Reports.  None of the Mid Penn SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of Mid Penn Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.  As of the date of this Agreement, no executive officer of Mid Penn has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

5.17.  Required Vote.

Provided that a quorum is present, in person or by proxy, the affirmative vote of at least a majority of the votes cast at the Mid Penn Shareholders’ Meeting by the holders of shares of Mid Penn Common Stock is required to approve this Agreement and the Merger under Mid Penn’s articles of incorporation and applicable law.

5.18.  Registration Obligations.

Except for the shares of Mid Penn Common Stock to be issued under Article III of this Agreement, neither Mid Penn nor any Mid Penn Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

5.19.  Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Mid Penn’s own account, or for the account of one or more of the Mid Penn Subsidiaries or their customers (all of which are set forth in Mid Penn Disclosure Schedule 5.19), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Mid Penn or any Mid Penn Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Mid Penn nor any Mid Penn Subsidiary, nor to the Knowledge of Mid Penn any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.20.  Fairness Opinion.

The board of directors of Mid Penn has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sandler to the effect that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to Mid Penn.  Such opinion has not been amended or rescinded as of the date of this Agreement.

5.21.  Fiduciary Accounts.

Mid Penn Bank and each Mid Penn Subsidiary has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulators.  Neither Mid Penn Bank nor any other Mid Penn Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

5.22.  Mid Penn Information Supplied.

The information relating to Mid Penn and any Mid Penn Subsidiary to be contained in the Proxy Statement - Prospectus and/or Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith (other than the information provided by Scottdale specifically for inclusion), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.23.  Reorganization.

Mid Penn has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.24.  No Financing.

Mid Penn has, or will have available to it prior to the Closing, all funds necessary to satisfy all of its obligations hereunder.

5.25.  Quality of Representations.

The representations made by Mid Penn in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

5.26.  No Other Representations or Warranties

(a)  Except for the representations and warranties made by Mid Penn in this Article V, neither Mid Penn nor any other Person makes any express or implied representation or warranty with respect to Mid Penn, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Scottdale or any of its affiliates or representatives in the course of their due diligence investigation of Mid Penn, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Mid Penn hereby disclaims any such other representations or warranties.

(b)  Notwithstanding anything contained in this Agreement to the contrary, Mid Penn acknowledges and agrees that neither Scottdale nor any other person has made or is making any representations or warranties relating to Scottdale whatsoever, express or implied, beyond those expressly given by Scottdale in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Scottdale furnished or made available to Mid Penn or any of its representatives.

ARTICLE VI
COVENANTS OF Scottdale

6.1.  Conduct of Business.

(a)  Affirmative Covenants.  From the date of this Agreement to the Effective Time, except with the written consent of Mid Penn, which consent shall not be unreasonably withheld, conditioned or delayed, Scottdale will, (i) operate its business only in the usual, regular and ordinary course of business, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b)  Negative Covenants.  Scottdale agrees that from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Scottdale Disclosure Schedule 6.1(b), (iii) consented to by Mid Penn in writing in advance, which consent shall not be unreasonably withheld, conditioned or delayed, or (iv) required by any Bank Regulator, Scottdale will not:

(1)  change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

(2)  change the number of authorized or issued shares of its capital stock, issue any shares of Scottdale capital stock, including any shares that are held as Treasury Stock as of the date of this Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or, except as set forth in Scottdale Disclosure Schedule 6.1(b)(2)2, declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

(3)  enter into, amend in any material respect or terminate any Scottdale Material Contract (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

(4)  make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(5)  except as set forth in Scottdale Disclosure Schedule 6.1(b)(5)(i), grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any

[2]	NTD: Revised language provided to Scottdale’s counsel for consideration.

employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof or as agreed to by the parties and set forth on Scottdale Disclosure Schedule 4.8(a), Scottdale Disclosure Schedule 4.8(d), and/or Scottdale Disclosure Schedule 4.12, (ii) pay increases in the ordinary course of business consistent with past practice to employees, (iii) title or position which do not result in a change in compensation (except as otherwise permitted by 6.1(b)(5)(i) and (ii)), (iv) the payment of bonuses for services performed on or after January 1, 2017 pursuant to the bonus plans set forth in Scottdale Disclosure Schedule 4.8(a), and (v) as required by statute, regulations or regulatory guidance.  Scottdale shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000 except as set forth in Scottdale Disclosure Schedule 6.1(b)(5)(ii), provided that Scottdale may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(6)  except as otherwise expressly permitted under this Agreement or as set forth on Scottdale Disclosure Schedule 6.1(b)(6), enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(7)  except as set forth on Scottdale Disclosure Schedule 6.1(b)(7), merge or consolidate Scottdale with any other corporation; sell or lease all or any substantial portion of the assets or business of Scottdale; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Scottdale and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(8)  except as set forth on Scottdale Disclosure Schedule 6.1(b)(8)3, sell or otherwise dispose of the capital stock of Scottdale or sell or otherwise dispose of any asset of Scottdale other than in the ordinary course of business consistent with past practice, except for transactions with the FHLB; subject any asset of Scottdale to a Lien (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers), unless such Lien is subject to a stay or appeal proceeding, other than in the ordinary course of business consistent with past

[3]

NTD:  Scottdale proposes including disposition of theater building and land used by non-profit during executory period on this disclosure schedule.  Disclosure schedule remains subject to Mid Penn review.

practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(9)  voluntarily take any action that would result in any of the representations and warranties of Scottdale set forth in this Agreement becoming untrue in any material respect as of any date after the date hereof or any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law or any Bank Regulator;

(10)  change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) any Bank Regulator responsible for regulating Scottdale, or Scottdale’s independent accounting firm;

(11)  waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness with an annual value of $1,000,000 or greater to which Scottdale is a party;

(12)  purchase any securities, including equity or debt securities, except in accordance with past practice pursuant to its investment securities portfolio policies approved by the Scottdale Board of Directors and in effect on the date hereof; provided that any such individual purchase shall not exceed $1,000,000 with the aggregate of all purchases not exceeding the amount of all scheduled maturities and all unscheduled calls of securities in Scottdale’s investment securities portfolio;

(13)  issue or sell any equity or debt securities of Scottdale;

(14)  make or acquire any loan or other credit facility commitment (including, without limitation, lines of credit and letters of credit) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan other credit facility commitment, or amend or modify in any material respect any loan other credit facility commitment (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Scottdale), except (i) in accordance with past practice pursuant to policies approved by the Scottdale Board of Directors and in effect on the date hereof, and (ii) with respect to each such loan or other commitment for any new borrower, the aggregate borrowings from Scottdale of such relationship does not exceed $500,000 and for any existing borrower such aggregate amount of the increase does not exceed $250,000;

(15)  except as set forth on the Scottdale Disclosure Schedule 6.1(b)(15), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(16)  except as set forth on Scottdale Disclosure Schedule 6.1(b)(16), enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(17)  except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement other than the payment of wages and bonuses in the ordinary course of business;

(18)  enter into any new line of business;

(19)  make any material change in policies in existence on the date of this Agreement with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(20)  except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Scottdale Employee Plan;

(21)  except as set forth in Scottdale Disclosure Schedule 6.1(b)(21), make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(22)  except as set forth in Scottdale Disclosure Schedule 6.1(b)(22), purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(23)  except as set forth in Scottdale Disclosure Schedule 6.1(b)(23) or as set forth in Section 6.1(b)(12), undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business involving (i) a payment by Scottdale of more than $25,000 annually, (ii) containing any financial commitment extending beyond 24 months from the date hereof, or (iii) any Affiliate of Scottdale; provided that the aggregate payments under clauses (i) and (ii) shall not exceed $50,000;

(24)  except as set forth on Scottdale Disclosure Schedule 6.1(b)(24), pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $60,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, provided that Scottdale may not charge-off through settlement, compromise or discharge more than $50,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with Mid Penn;

(25)  foreclose upon or take a deed or title to any commercial real estate (which, for clarification, shall not include any real property used for residential purposes which secures a commercial loan) without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(26)  purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(27)  issue any broadly distributed communication to employees (including general communications relating to benefits and compensation) relating to post-Closing employment, benefit or compensation information without the prior consent of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers regarding the merger without the prior approval of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(28)  agree to do any of the foregoing.

6.2.  Financial and Other Statements.

(a)  Promptly upon receipt thereof, Scottdale will furnish to Mid Penn copies of each annual, interim or special audit of the books of Scottdale made by its independent auditors and copies of all internal control reports submitted to Scottdale by such auditors in connection with each annual, interim or special audit of the books of Scottdale made by such auditors.

(b)  Scottdale will furnish to Mid Penn copies of all documents, statements and reports as it shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as legally prohibited thereby.  Within 25 days after the end of each month, Scottdale will deliver to Mid Penn a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c)  Except as prohibited by law, Scottdale will advise Mid Penn promptly of the receipt of any written examination report of any Bank Regulator with respect to the condition or activities of Scottdale.

(d)  With reasonable promptness, Scottdale will furnish to Mid Penn such additional financial data that Scottdale possesses and as Mid Penn may reasonably request, including without limitation, detailed monthly financial statements, loan reports and Scottdale Regulatory Reports.

6.3.  Maintenance of Insurance.

Scottdale shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

6.4.  Disclosure Supplements.

From time to time prior to the Effective Time, Scottdale will promptly supplement or amend the Scottdale Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Scottdale Disclosure Schedule or that is necessary to correct any information in such Scottdale Disclosure Schedule that has been rendered materially inaccurate thereby.  No supplement or amendment to such Scottdale Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.5.  Consents and Approvals of Third Parties.

Scottdale shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.6.  Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Scottdale agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Scottdale.

6.7.  Failure to Fulfill Conditions.

In the event that Scottdale determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Mid Penn.

6.8.  No Other Bids and Related Matters.

(a)  So long as this Agreement remains in effect, except as otherwise expressly permitted in this Agreement, Scottdale shall not, and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates, shareholders owning fifteen percent or more of the outstanding shares of Scottdale (including their family members and beneficial owners, as applicable) and other agents (collectively, the “Scottdale Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to a Scottdale Acquisition Proposal; (ii) respond to any inquiry relating to a Scottdale Acquisition Proposal or a Scottdale Acquisition Transaction; (iii) recommend or endorse a Scottdale Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any Scottdale Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Mid Penn) any information or data with respect to Scottdale or otherwise relating to a Scottdale Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Scottdale is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Scottdale Acquisition Proposal or approve or resolve to approve any Scottdale Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a Scottdale Acquisition Proposal.  Any violation of the foregoing restrictions by Scottdale or any Scottdale Representative, whether or not such Scottdale Representative is so authorized and whether or not such Scottdale Representative is purporting to act on behalf of Scottdale or otherwise, shall be deemed to be a breach of this Agreement by Scottdale.  Scottdale shall, and shall cause each of the Scottdale Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Scottdale Acquisition Proposal.  Scottdale shall notify Mid Penn immediately if any such discussions or negotiations are sought to be initiated with Scottdale by any Person other than Mid Penn or if any such requests for information, inquiries, proposals or communications are received from any Person other than Mid Penn.

For purposes of this Agreement, “Scottdale Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Mid Penn), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a Scottdale Acquisition Transaction.  For purposes of this Agreement, “Scottdale Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Scottdale; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Scottdale representing, in the aggregate, fifteen percent (15%) or more of the assets of Scottdale on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing ten percent (10%) or more of the votes attached to the outstanding securities of Scottdale; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning ten percent (10%) or more of any class of equity securities of Scottdale; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)  Notwithstanding Section 6.8(a), Scottdale may take any of the actions described in clause (ii) or (iv) of Section 6.8(a) if but only if, (i) Scottdale has received a bona fide unsolicited written Scottdale Acquisition Proposal that did not result from a breach of this Section 6.8; (ii) the Scottdale Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Scottdale Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); (iii) Scottdale has provided Mid Penn with at least one Business

Day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Scottdale or otherwise relating to a Scottdale Acquisition Proposal, Scottdale receives from such Person a confidentiality agreement with terms no less favorable to Mid Penn than those contained in the Confidentiality Agreement and provides a copy of the same to Mid Penn.  Scottdale shall promptly provide to Mid Penn any non-public information regarding Scottdale provided to any other Person that was not previously provided to Mid Penn, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a Scottdale Acquisition Transaction on terms that the Scottdale Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Scottdale Common Stock or all, or substantially all, of the assets of Scottdale on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Scottdale Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to Scottdale’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to Scottdale than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c)  Scottdale shall promptly (and in any event within twenty-four (24) hours) notify Mid Penn in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Scottdale or any Scottdale Representatives, in each case in connection with any Scottdale Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege, or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree.)  Scottdale agrees that it shall keep Mid Penn informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)  Subject to 6.8(e), neither the Scottdale Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Mid Penn in connection with the transactions contemplated by this Agreement (including the Merger), the Scottdale Recommendation, or make any statement, filing or release, in connection with the Scottdale Shareholders’ Meeting or otherwise, inconsistent with the Scottdale Recommendation (it being understood that taking a neutral position or no position with respect to a Scottdale Acquisition Proposal shall be considered an adverse modification of the Scottdale Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Scottdale Acquisition Proposal; or (iii) enter into (or cause Scottdale to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Scottdale Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.8(b)) or (B) requiring Scottdale to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)  Notwithstanding Section 6.8(d) above, prior to the date of Scottdale Shareholders’ Meeting, the Scottdale Board of Directors may approve or recommend to the shareholders of Scottdale a Superior Proposal and withdraw, qualify or modify the Scottdale Recommendation in connection therewith or take any of the other actions otherwise prohibited by Section 6.8(d) (a “Scottdale Subsequent Determination”) after the fifth (5th) Business Day following the receipt by Mid Penn of a notice (the “Notice of Superior Proposal”) from Scottdale advising Mid Penn that the Scottdale Board of Directors has decided that a bona fide unsolicited written Scottdale Acquisition Proposal that it received (that did not result from a breach of this Section 6.8) constitutes a Superior Proposal (it being understood that Scottdale shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Scottdale proposes to accept and the subsequent notice period shall be five (5) Business Days) if, but only if, (i) the Scottdale Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to Scottdale’s shareholders under applicable law and (ii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Mid Penn since its receipt of such Notice of Superior Proposal (provided, however, that Mid Penn shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Scottdale Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.8(e) and (B) that such Scottdale Acquisition Proposal constitutes a Superior Proposal.

(f)  Nothing contained in this Section 6.8 or elsewhere in this Agreement shall prohibit Scottdale or the Scottdale Board of Directors from (i) complying with Scottdale’s obligations under Rule 14d-9 (as if such rule were applicable to Scottdale) and Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any disclosure to its shareholders if, in each case, the Board of Directors is advised in a written legal opinion of outside counsel to Scottdale that the failure to make such disclosure to Scottdale’s shareholders would result in a breach of their fiduciary duty under Pennsylvania law.

6.9.  Reserves and Merger-Related Costs.

Scottdale agrees to consult with Mid Penn with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves).  Mid Penn and Scottdale shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Mid Penn shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until immediately prior to the Effective Time and Mid Penn shall have irrevocably certified to Scottdale that all conditions set forth in Article IX to the obligation of Mid Penn to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived.

6.10.  Board of Directors and Committee Meetings.

Scottdale shall have available at its offices a copy of any Scottdale board or board committee package, including the agenda and any draft minutes, at the same time at which it makes a copy of such package available to the board of directors of Scottdale or any committee thereof, as the case may be, with, at Mid Penn’s option, a copy sent to Mid Penn by overnight mail following such meeting, and Scottdale shall give Mid Penn prior notice of, and shall permit representatives of Mid Penn (no more than two) to attend in-person or telephonically (to the extent practicable), any meeting of the board of directors of Scottdale or the Executive and Loan Committees thereof as an observer, provided that Scottdale shall not be required to permit the Mid Penn representatives to copy Mid Penn on any documents with respect to, or permit the Mid Penn representative to remain present during, any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of Scottdale or during any other matter that the respective board of directors has been advised of by outside counsel that such distribution to, or participation by Mid Penn would violate a confidentiality obligation or fiduciary duty or any Law, or may result in a waiver of Scottdale’s attorney‑client privilege.

6.11.  Affiliate Letters.

Scottdale shall deliver to Mid Penn, concurrently with the execution of this Agreement, the Scottdale Affiliate Letters.

6.12.  Meeting with Significant Investors.

After the date hereof, Scottdale shall, at Mid Penn’s written request, use commercially reasonable efforts to schedule meetings with those holders who beneficially own at least ten percent of the issued and outstanding shares of Scottdale Common Stock identified by Mid Penn and representatives of both Mid Penn and Scottdale.

ARTICLE VII
COVENANTS OF Mid Penn

7.1.  Conduct of Business.

(a)  Affirmative Covenants.  From the date of this Agreement to the Effective Time, except with the written consent of Scottdale (which shall not be unreasonably withheld, conditioned or delayed) Mid Penn will, and it will cause each Mid Penn Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b)  Negative Covenants.  Mid Penn agrees that from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Mid Penn Disclosure Schedule 7.1(b), (iii) consented to by Scottdale in writing in advance, or (iv) required by any Bank Regulator, Mid Penn will not, and it will cause each Mid Penn Subsidiary not to:

(1)  amend its articles of incorporation or bylaws or similar governing documents of any of the Mid Penn Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Scottdale Common Stock or that would materially impede Mid Penn’s ability to consummate the transactions contemplated by this Agreement;

(2)  take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article IX not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law;

(3)  take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(4)  take any action requiring shareholder approval, other than election of directors, “say-on-pay” vote and approval of Mid Penn’s independent accountants and matters to be considered at the Mid Penn Shareholders’ Meeting, without first obtaining the consent of Scottdale, which will not be unreasonably withheld; or

(5)  agree to or make any commitment to, take, or adopt any resolutions of board of directors of Mid Penn in support of, any of the actions prohibited by this Section 7.1(b).

7.2.  Maintenance of Insurance.

Mid Penn shall maintain, and cause each Mid Penn Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

7.3.  Disclosure Supplements.

From time to time prior to the Effective Time, Mid Penn will promptly supplement or amend the Mid Penn Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Mid Penn Disclosure Schedule or that is necessary to correct any information in such Mid Penn Disclosure Schedule that has been rendered materially inaccurate thereby.  No supplement or amendment to such Mid Penn Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.4.  Consents and Approvals of Third Parties.

Mid Penn shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.5.  Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Mid Penn agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Mid Penn.

7.6.  Failure to Fulfill Conditions.

In the event that Mid Penn determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Scottdale.

7.7.  Affiliate Letters.

Mid Penn shall deliver to Scottdale, concurrently with the execution of this Agreement, the Mid Penn Affiliate Letters.

7.8.  Mid Penn Board.

(a)  Effective as of the Closing, Mid Penn shall cause Donald F. Kiefer to be elected or appointed as a member of each of the board of directors of Mid Penn and Mid Penn Bank.

(b)  Mid Penn and Scottdale agree that if Donald F. Kiefer is unable to serve as a director, resigns as a director, reaches the retirement age set forth in the retirement policy applicable to all non-employee directors of Mid Penn or is removed as a director, and the shareholders of Scottdale identified in Schedule 7.8(b) (the “Kiefer Shareholders”) shall beneficially own at least ten percent of the issued and outstanding shares of Mid Penn Common Stock, the Kiefer Shareholders shall have the ability to recommend a Candidate for approval by the board of directors of Mid Penn (the “Board”) pursuant to the process described in this Section 7.8, in good faith after exercising its fiduciary duties, which approval shall not be unreasonably withheld, to serve as a replacement on the Board for Mr. Kiefer or any successor to Mr. Kiefer’s Board seat appointed pursuant to this Section 7.8 (the “Replacement Director”).

(i)  Within a reasonable period of time following such occurrence, the Kiefer Shareholders shall supply the nominating committee of the Board (the “Nominating Committee”) with a list of not less than three persons for consideration by the Nominating Committee for appointment to the Board (the “Nominee List”). The Nominating Committee shall, within fifteen (15) business days after receipt of the Nominee List, consider each Candidate included in the Nominee List in good faith and either recommend a Candidate for appointment by the Board or inform the Kiefer Shareholders by written notice that it has no such recommendation for the Board (a “No Recommendation Notice”).

(ii)  Upon receipt of a No Recommendation Notice, the Kiefer Shareholders may, within a reasonable period of time following receipt of such No Recommendation Notice, supply the Nominating Committee with a second Nominee List.  The Nominating Committee shall, within fifteen (15) business days after receipt of a second Nominee List, consider and make a determination in the same manner described in clause (i) above to either recommend a Candidate from such Nominee List for appointment by the Board or deliver to the Kiefer Shareholders a No Recommendation Notice.

(iii)  Upon receipt of a second No Recommendation Notice, the Kiefer Shareholders shall, within a reasonable period of time following receipt of such No Recommendation Notice, supply the Nominating Committee with a third Nominee List. The Nominating Committee shall, within fifteen (15) business days after receipt of a third Nominee List, consider and make a determination in the same manner described in clause (i) above to either recommend a Candidate from such Nominee List for appointment by the Board or deliver to the Kiefer Shareholders a No Recommendation Notice.

(iv)  Within fifteen (15) business days after receipt of a third No Recommendation Notice, the Kiefer Shareholders and Mid Penn shall request a list of at least five (5) persons qualified to be a Candidate from the National Association of Corporate Directors.  The Kiefer Shareholders shall choose at least three (3) of the persons supplied by the National Association of Corporate Directors and include them in a final Nominee List submitted to the Nominating Committee. The Nominating Committee shall, within fifteen (15) business days after receipt of the Nominee List, consider each Candidate included in the final Nominee List in the same manner described in clause (i) above and shall recommend a Candidate from the final Nominee List for appointment by the Board.

(v)  The Board shall vote on the appointment of a Candidate recommended by the Nominating Committee to the Board as the Replacement Director no later than ten (10) business days after receipt of the Nominating Committee’s recommendation of such Candidate; provided, however, that if the Board does not elect such Replacement Director to the Board, the parties shall continue to follow the procedures of this Section 13(b) until a Replacement Director is elected to the Board.

The Kiefer Shareholders shall not include any candidate (a “Candidate”) on any Nominee List furnished pursuant to this Section 7.8 unless (A) such Candidate has business experience appropriate for service on the board of directors of a banking institution and a public company, (B) such Candidate is an individual of high caliber and reputation, (C) such Candidate would, to the Kiefer Shareholders’ knowledge, be an “independent director” as defined in the applicable NASDAQ Marketplace Rule and meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act, and (D) such Candidate would not require disclosure of any agreement or arrangement pursuant to Nasdaq Marketplace Rule 5250(b)(3). No person shall be on any Nominee List if any member of the Kiefer Shareholders has reason to believe that it is unlikely that such person would serve as a director if requested.

(c)  Mid Penn Bank will appoint the Replacement Director appointed to the Board to the board of directors of Mid Penn Bank.

7.9.  Employee Matters.

(a)  During the period commencing at the Effective Time, Mid Penn shall, and shall cause each of the Mid Penn Subsidiaries to, provide the employees of Scottdale who remain employed immediately after the Effective Time with (i) base compensation that is no less favorable to the base compensation provided by Scottdale on the date of this Agreement and (ii) employee benefits that are provided to similarly situated employees of Mid Penn and the Mid Penn Subsidiaries.  Additionally, commencing at the Effective Time, Mid Penn shall provide Donald F. Kiefer with health insurance under a Mid Penn Benefit Plan until his sixty-fifth birthday or pay him a COBRA Reimbursement and shall include the same commitment in its employment agreement with Lawrence J Keifer.

(b)  After the Closing Date, the Scottdale Benefit Plans may, at Mid Penn’s election and subject to the requirements of the Code and ERISA, continue to be maintained separately, consolidated, merged, frozen or terminated; provided, however, that after the Closing Date, Mid Penn shall amend the Scottdale 401(k) plan to freeze participation and contributions under such plan contemporaneously with the participation of all eligible Scottdale employees in the applicable Mid Penn 401(k) plan.  Following such action, Mid Penn will continue to maintain the individual participant accounts under the Scottdale 401(k) plan until such time as the Scottdale 401(k) plan assets are merged with and into the applicable Mid Penn 401(k) plan in accordance with the requirements of Code Section 414(1).  In all events, Scottdale 401(k) plan participants who, as of the date of its consolidation, merger, freeze or termination, whichever occurs first, had outstanding plan loans shall be permitted to repay those loans in accordance with the terms thereof.

(c)  Employees of Scottdale who become participants in a Mid Penn Benefit Plan shall, except with respect to any Mid Penn Excluded Benefit Plan, be given credit for service as an employee of Scottdale or any predecessor thereto prior to the Effective Time for purposes of determining eligibility to participate in such plans, vesting purposes under such plans and benefit levels (but not benefit accrual) under such plans. Notwithstanding the foregoing, employees of Scottdale who become eligible to participate in a Mid Penn Excluded Benefit Plan within the meaning of ERISA Section 3(2) shall be treated as new employees (without any credit for service prior to the Closing Date) for all purposes under any such Mid Penn Excluded Benefit Plan.

(d)  This Agreement shall not be construed to limit the ability of Mid Penn or Mid Penn Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any benefit plan or program) as it deems appropriate.

(e)  In the event of any termination of any Scottdale health plan or consolidation of any Scottdale health plan with any Mid Penn health plan, Mid Penn shall make available to employees of Scottdale and their dependents health coverage on the same basis as it provides such coverage to Mid Penn employees.  Unless an employee of Scottdale affirmatively terminates coverage under a Scottdale health plan prior to the time that such employee becomes eligible to participate in the Mid Penn health plan, no coverage of any of the employees of Scottdale or their dependents shall terminate under any of the Scottdale health plans prior to the time such employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Mid Penn and their dependents.  In the event of a termination or consolidation of any Scottdale health plan, terminated Scottdale employees and qualified beneficiaries will have the right, if applicable, to continuation coverage under group health plans of Mid Penn in accordance with COBRA and/or other applicable law.  With respect to any employee of Scottdale, any coverage limitation under the Mid Penn health plan due to any pre-existing condition shall be waived by the Mid Penn health plan to the degree that such condition was covered by the Scottdale health plan and such condition would otherwise have been covered by the Mid Penn health plan in the absence of such coverage limitation.  Mid Penn shall cause the applicable Mid Penn Benefit Plan to recognize any medical or other health expense incurred by an employee of Scottdale in the plan year that includes the Closing Date for purposes of determining any applicable deductible and annual out of pocket expense thereunder.

(f)  In the event (i) Mid Penn terminates the employment (other than for circumstances reasonably constituting cause) of any active employees of Scottdale (other than employees of Scottdale who are subject to employment, change of control or similar contracts) who were employees as of the date of this Agreement, and immediately prior to the Effective Time (each such employee, a “Scottdale Continuing Employee”), or (ii) such Scottdale Continuing Employee is not offered or retained in substantially comparable employment, with respect to job description, responsibilities and pay, with Mid Penn or Mid Penn Bank, as applicable, then Mid Penn shall pay severance benefits to such employees as follows:  (A) in the event employment is terminated on or prior to the date which is twelve (12) months after the Closing Date, two (2) weeks’ salary for each full year of continuous service with Scottdale, with a minimum severance benefit of two (2) weeks and a maximum severance benefit of twenty‑six (26) weeks; (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Mid Penn or its successor; or (C) as otherwise agreed between Scottdale and Mid Penn.

(g)  Mid Penn agrees to honor, or cause one of the Mid Penn Subsidiaries to honor, in accordance with their terms, all employment and change of control agreements listed on Scottdale Disclosure Schedule 4.8(a), subject to any limitations imposed under applicable law or by any Regulatory Authority (other than tax laws); provided, however, that the foregoing shall not prevent Mid Penn or any of the Mid Penn Subsidiaries from amending or terminating any such agreement in accordance with its terms and applicable law.  Mid Penn will take such steps as necessary to comply with the disclosure requirements of Internal Revenue Service Notice 1020-6 with respect to the amendments to the employment agreements disclosed on Scottdale Disclosure Schedule 4.8(a).

(h)  Mid Penn shall establish a retention bonus pool up to $50,000 for employees designated in writing by Mid Penn after the date hereof, based upon recommendations by Scottdale (other than employees of Scottdale who are subject to employment contracts or other contracts providing for severance or after payments upon termination of employment or upon change of control of Scottdale, except as provided on Scottdale Disclosure Schedule 4.8(a)), in order to help retain key employees and shall establish the amount of the retention bonus for each such employee in its sole discretion. Following such designations by Mid Penn, representatives of Mid Penn and Scottdale shall, at a mutually convenient time, jointly present such retention bonus opportunity to such designated employees of Scottdale.  Such bonuses shall be payable after the Effective Date on a date determined by Mid Penn in the event that the designated employee remains employed by Scottdale, Mid Penn or Mid Penn Bank, as the case may be, until the Effective Date or a date thereafter determined by Mid Penn; provided that the employee satisfactorily fulfills the duties of such employee’s position through such date.

(i)  The provisions of this Section 7.9 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Scottdale or Mid Penn Benefit Plan or other compensation or benefit plan or arrangement for any purpose.

7.10.  Directors and Officers Indemnification and Insurance.

(a)  For a period of six years after the Effective Time, Mid Penn shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Scottdale (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Mid Penn, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Scottdale if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time

(including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by Scottdale under the PBC and under Scottdale’s articles of incorporation and bylaws.  Mid Penn shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by Scottdale under the PBC and under Scottdale’s articles of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below.  Any Indemnified Party wishing to claim indemnification under this subsection upon learning of any Claim, shall notify Mid Penn (but the failure so to notify Mid Penn shall not relieve it from any liability that it may have under this subsection, except to the extent such failure materially prejudices Mid Penn) and shall deliver to Mid Penn the undertaking referred to in the previous sentence.  Without limiting the foregoing, in any case in which approval by Mid Penn, one of its Subsidiaries or the board of directors thereof is required to effect any indemnification, at the election of the Indemnified Party, the determination of any such approval shall be made by a majority of the independent directors then in office or, if no such directors are then in office, by independent counsel mutually agreed upon between Mid Penn and the Indemnified Party.  Nothing contained in this Section 7.10 or any other provision of this Agreement shall limit any right to indemnification which any current or former director, officer, employee or agent of Scottdale may have under applicable law or regulation or Scottdale’s articles of incorporation, bylaws, or the equivalent documents of any Subsidiary of Scottdale, as applicable, in each case as in effect on the date hereof, which Mid Penn agrees to honor in accordance with their terms.

(b)  In the event that either Mid Penn or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Mid Penn shall assume the obligations set forth in this Section 7.10.

(c)  The obligations of Mid Penn provided under this Section 7.10 are intended to be enforceable against Mid Penn directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Mid Penn.

7.11.  Stock Reserve.

Mid Penn agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

7.12.  Exchange Listing.

Prior to the Effective Date, Mid Penn will take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of Mid Penn Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Mid Penn Common Stock to be issued in the Merger.

7.13.  Scottdale Bank Division.

Upon completion of the Merger and for three (3) years immediately thereafter, Mid Penn and Mid Penn Bank shall cause Mid Penn Bank to operate Scottdale as a separate division of Mid Penn Bank under the name “Scottdale Bank & Trust, a Division of Mid Penn Bank” (the “Scottdale Bank Division”).  Upon Closing or promptly thereafter, Mid Penn Bank shall form an advisory board and invite all members of the board of directors of Scottdale, as of the date hereof to join such advisory board on further terms and conditions to be determined by Mid Penn prior to Closing.

7.14.  Ongoing Charitable Commitment.

For at least four years following the Effective Time, Mid Penn shall, or shall cause Mid Penn Bank to, maintain the $75,000 annual donation to the Marilyn K. Kiefer Foundation for so long as such foundation exists and donates at levels (as a percentage of its fundraising), and to those types of charities, consistent with the three years prior to the date of this Agreement.

ARTICLE VIII
ADDITIONAL AGREEMENTS

8.1.  Shareholder Meetings.

(a)  Scottdale will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Scottdale Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Scottdale’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the Scottdale shareholders (the “Scottdale Recommendation”) and otherwise support the Merger.

(b)  Mid Penn will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Mid Penn Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Mid Penn’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the Mid Penn shareholders (the “Mid Penn Recommendation”) and otherwise support the Merger.

8.2.  Proxy Statement-Prospectus.

(a)  For the purposes of (i) registering Mid Penn Common Stock to be offered to holders of Scottdale Common Stock in connection with the Merger with the SEC under the Securities Act and (ii) holding the Scottdale Shareholders’ Meeting and the Mid Penn

Shareholders’ Meeting, Mid Penn shall draft and prepare, and Scottdale shall cooperate in the preparation of, the Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement-prospectus in the form mailed to the Scottdale shareholders and the Mid Penn shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”).  Mid Penn shall file the Registration Statement, including the Proxy Statement-Prospectus, with the SEC.  Each of Mid Penn and Scottdale shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Scottdale and Mid Penn shall thereafter promptly mail the Proxy Statement-Prospectus to the Scottdale shareholders and the Mid Penn shareholders.  Mid Penn shall also use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Scottdale shall furnish all information concerning Scottdale and the holders of Scottdale Common Stock as may be reasonably requested in connection with any such action.

(b)  Scottdale shall provide Mid Penn with any information concerning itself that Mid Penn may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Mid Penn shall notify Scottdale promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Scottdale promptly copies of all correspondence between Mid Penn or any of its representatives and the SEC.  Mid Penn shall give Scottdale and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give Scottdale and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Each of Mid Penn and Scottdale agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Scottdale Common Stock entitled to vote at the Scottdale Shareholders Meeting and to the holders of the Mid Penn Common Stock entitled to vote at the Mid Penn Shareholders Meeting at the earliest practicable time.

(c)  Scottdale and Mid Penn shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, Scottdale shall cooperate with Mid Penn in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Mid Penn shall file an amended Registration Statement with the SEC, and Scottdale shall mail an amended Proxy Statement-Prospectus to the Scottdale shareholders and Mid Penn shall mail an amended Proxy Statement-Prospectus to the Mid Penn shareholders.  If requested by Mid Penn, Scottdale shall obtain a “comfort” letter from its independent registered public accounting firm, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding Scottdale, in form and substance that is customary in transactions such as the Merger.

8.3.  Regulatory Approvals.

Each of Scottdale and Mid Penn will cooperate with the other and use commercially reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings within 45 days after the date of this Agreement or as soon as practicable thereafter and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties or Governmental Entities, necessary to consummate the transactions contemplated by this Agreement.  Scottdale and Mid Penn will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Scottdale or Mid Penn to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement.  Scottdale shall have the right to review and approve in advance all characterizations of the information relating to Scottdale which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity.  Mid Penn shall give Scottdale and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give Scottdale and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.  Mid Penn shall notify Scottdale promptly of the receipt of any comments of any Bank Regulator with respect to such filings.

8.4.  Current Information.

(a)  During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its representatives to confer with representatives of the other party and report the general status of its ongoing operations at such times as the other party may reasonably request.  Each party will promptly notify the other party of any material change in the normal course of its business or in the operation of the properties of such party or the Mid Penn Subsidiaries, as applicable, and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or any Mid Penn Subsidiary, as applicable.  Without limiting the foregoing, senior officers of Mid Penn and Scottdale shall confer at the reasonable request of the other, and shall meet on a reasonably regular basis, to review the financial and operational affairs of Scottdale and of Mid Penn and the Mid Penn Subsidiaries, in accordance with applicable law, and Scottdale shall give due consideration to Mid Penn’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Mid Penn nor any Mid Penn Subsidiary shall, under any circumstance, be permitted to exercise control of Scottdale prior to the Effective Time; provided, however, neither Mid Penn nor Scottdale shall be required to take any action that would provide access to or disclose information where such access or disclosure would, in such disclosing party’s reasonable judgment, violate or prejudice the rights, business interests, or confidences of any customer or other person or would result in the waiver by such disclosing party of the privilege protecting communications between such disclosing party and any of its legal counsel.

(b)  Scottdale shall provide Mid Penn Bank, within a reasonable period of time after the end of each calendar month, a written list of Nonperforming Assets, its asset quality report and a written list of its investment security purchases during the calendar month then ended.  On a monthly basis, Scottdale shall provide Mid Penn Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.  To the extent requested by Mid Penn, Scottdale shall provide Mid Penn copies of minutes of meetings of the Board of Directors and the committees thereof.

(c)  Each of Mid Penn and Scottdale shall promptly inform the other upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of such party or any Mid Penn Subsidiary, as applicable, under any labor or employment law.

8.5.  Access; Confidentiality.

(a)  From the date of this Agreement through the Effective Time, Scottdale shall afford to Mid Penn and its authorized agents and representatives, complete access to its properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of Scottdale will furnish Mid Penn and its representatives with such financial and operating data and other information with respect to its businesses, properties, assets, books and records and personnel as Mid Penn or its representatives shall from time to time reasonably request.

(b)  Mid Penn agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of Scottdale.

(c)  In addition, Scottdale shall permit employees of Mid Penn reasonable access to matters relating to problem loans, loan restructurings and loan workouts, investments, derivatives, and other asset/liability activities of Scottdale, provided that nothing contained in this subparagraph shall be construed to grant Mid Penn or any Mid Penn employee any final decision-making authority with respect to such matters.

(d)  Prior to the Effective Time, Mid Penn shall hold in confidence all confidential information of Scottdale on the terms and subject to the conditions of the Confidentiality Agreement in accordance with Section 11.1.  If the transactions contemplated by this Agreement shall not be completed, Mid Penn will continue to comply with the terms of such Confidentiality Agreement.

8.6.  Employment Agreement.

(a)  Prior to the Effective Time, Mid Penn Bank shall negotiate in good faith with Lawrence J Kiefer an employment agreement and offer to enter into and shall execute and deliver to Scottdale such agreement with Mr. Kiefer that is mutually acceptable to both Mid Penn Bank and Mr. Kiefer.

ARTICLE IX
CLOSING CONDITIONS

9.1.  Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a)  Shareholder Approval.  This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Scottdale and by the requisite vote of the shareholders of Mid Penn.

(b)  Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c)  Regulatory Approvals.  All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of either Scottdale or Mid Penn, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Scottdale, Mid Penn Bank, and Mid Penn or materially impair the value of Scottdale to Mid Penn or of Mid Penn and Mid Penn Bank to Scottdale.

(d)  Effectiveness of Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Mid Penn Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e)  Tax Opinions.  On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Mid Penn shall have received an opinion of Stevens & Lee, P.C., and Scottdale shall have received an opinion of Tucker Arensberg, P.C. each reasonably acceptable in form and substance to Mid Penn and Scottdale, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  In rendering the legal opinions described in this Section 9.1(e), the law firms may require and rely upon customary representations contained in certificates of officers of Mid Penn and Scottdale and their respective subsidiaries.  The receipt of such legal opinions may not be waived by either party to this Agreement unless the Proxy Statement-Prospectus is re-circulated to the Scottdale shareholders and the Mid Penn Shareholders for solicitation of their approval of the consummation of the Merger without fulfillment of the condition described in this Section 9.1(e).

(f)  Listing of Mid Penn Common Stock.  The shares of Mid Penn Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.

(g)  Employment Agreement.  Lawrence J Kiefer and Mid Penn Bank shall have executed a mutually acceptable employment agreement.

9.2.  Conditions to the Obligations of Mid Penn under this Agreement.

The obligations of Mid Penn under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a)  Representations and Warranties.  (i) Each of the representations and warranties of Scottdale (other than in Sections 4.1(a) (1st three sentences only), 4.1(b) (1st two sentences only), 4.1(c), 4.2, 4.3 and 4.7) set forth in this Agreement or in any certificate or agreement delivered by Scottdale pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Scottdale, (ii) each of the representations and warranties of Scottdale set forth in Section 4.2 shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of Scottdale set forth in Sections 4.1(a) (1st three sentences only), 4.1(b) (1st two sentences only), 4.1(c), 4.3 and 4.7 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).

(b)  Agreements and Covenants.  Scottdale shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c)  Permits, Authorizations, Etc.  Scottdale shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d)  No Change Resulting in Material Adverse Effect.  From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Scottdale.

(e)  Appraisal Rights.  Not more than 15% of the outstanding shares of the Scottdale Common Stock shall constitute Dissenter Shares.

(f)  Officer’s Certificate.  Scottdale shall have delivered to Mid Penn a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.2 have been satisfied.

9.3.  Conditions to the Obligations of Scottdale under this Agreement.

The obligations of Scottdale under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a)  Representations and Warranties.  (i) Each of the representations and warranties of Mid Penn (other than in Sections 5.1(a) (1st three sentences only), 5.1(b) (1st two sentences only), 5.1(c), 5.2, 5.3 and 5.6) set forth in this Agreement or in any certificate or agreement delivered by Mid Penn pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mid Penn, (ii) each of the representations and warranties of Mid Penn set forth in Section 5.2 shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of Mid Penn set forth in Sections 5.1(a) (1st three sentences only), 5.1(b) (1st two sentences only), 5.1(c), 5.3 and 5.6 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).

(b)  Agreements and Covenants.  Mid Penn shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c)  Permits, Authorizations, Etc.  Mid Penn shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d)  No Change Resulting in Material Adverse Effect.  From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Mid Penn or Mid Penn Bank.

(e)  Payment of Merger Consideration.  Mid Penn shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Scottdale with a certificate evidencing such delivery.

(f)  Officer’s Certificate.  Mid Penn shall have delivered to Scottdale a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.3 have been satisfied.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

10.1.  Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Scottdale:

(a)  at any time by the mutual written agreement of Mid Penn and Scottdale;

(b)  by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(a) (in the case of a breach of a representation or warranty by Scottdale) or Section 9.3(a) (in the case of a breach of a representation or warranty by Mid Penn);

(c)  by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) unless the breach of such covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(b) (in the case of a breach of a covenant or agreement by Scottdale) or Section 9.3(b) (in the case of a breach of a covenant or agreement by Mid Penn);

(d)  by either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Mid Penn and Scottdale; provided, that no party may terminate this Agreement pursuant to this Section 10.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e)  by either party if (i) the shareholders of Scottdale fail to approve the transactions contemplated by this Agreement at the Scottdale Shareholders’ Meeting called for that purpose; or (ii) the shareholders of Mid Penn fail to approve the transactions contemplated by this Agreement at the Mid Penn Shareholders’ Meeting called for that purpose;

(f)  by either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g)  by the Board of Directors of Mid Penn if Scottdale has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the Scottdale Board of Directors has entered into any letter of intent, agreement in principle or acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement or failed to make such recommendation at any time a recommendation is required to be made under this Agreement or modified or qualified such recommendation in manner adverse to Mid Penn, or has otherwise made a determination to accept such Superior Proposal;

(h)  by the Board of Directors of Scottdale if Scottdale has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the Scottdale Board of Directors has made a determination to accept such Superior Proposal; or

(i)  by Scottdale, if the Board of Directors of Scottdale so determines by a majority vote of its members, at any time during the two (2) Business Day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i)  the Average Price shall be less than $19.50; and

(ii)  (A) the quotient obtained by dividing the Average Price by $26.00 shall be less than (B) the Index Ratio minus 0.20; subject, however, to the following: if Scottdale elects to exercise its termination right pursuant to this Section 10.1(i), it shall give prompt written notice thereof to Mid Penn and Mid Penn shall, for a period of two (2) Business Days after its receipt of such notice, have the option of increasing the consideration to be received by holders of Scottdale Common Stock, in the form of Mid Penn Common Stock, cash, or a combination of Mid Penn Common Stock and cash (the “Additional Consideration”), by adjusting the Exchange Ratio to an amount which, when multiplied by the Average Price, equals the lesser of (x) $874.77 or (y) the product of $1,166 and the amount equal to the Index Ratio minus 0.20.  If within such two (2) Business Day period, Mid Penn delivers written notice to Scottdale that it intends to proceed by paying the Additional Consideration, as contemplated by the preceding sentence, then no termination shall occur pursuant to this Section 10.1(i) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified).

For purposes of this Section 10.1(i), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the fifth Business Day immediately before the Closing.

“Final Index Price” means the closing price of the Index Group as of the Determination Date.

“Index Group” means the NASDAQ Bank Index or, if such index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the quotient obtained by dividing the Final Index Price by the Initial Index Price.

“Initial Index Price” means the closing price of the Index Group as of the last trading day before the date of this Agreement.

If Mid Penn or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for Mid Penn Common Stock or the common stock of such company, as applicable, shall be appropriately adjusted for the purposes of applying this Sections 10.1(i).

10.2.  Effect of Termination.

(a)  In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 10.2, 11.1, 11.4, 11.5, 11.7, 11.10, 11.11, 11.12 (related to jurisdiction) and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b)  If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i)  Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii)  In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii)  In the event that this Agreement is terminated by Mid Penn or Scottdale pursuant to Section 10.1(e)(i) following failure of the shareholders of Scottdale to approve the transactions contemplated by this Agreement, Scottdale shall pay to Mid Penn the Mid Penn Expense Reimbursement Fee within five (5) Business Days after Mid Penn makes written demand therefor.  Such payment shall be made by wire transfer of immediately available funds.

(iv)  In the event that this Agreement is terminated by Mid Penn pursuant to Section 10.1(g), or by Scottdale pursuant to Section 10.1(h), Scottdale shall pay to Mid Penn the Mid Penn Termination Fee within five (5) Business Days after Mid Penn makes written demand therefor.  Such payments shall be made by wire transfer of immediately available funds to an account designated by Mid Penn.

(v)  In the event that Scottdale enters into a definitive agreement relating to a Scottdale Acquisition Proposal or consummates a Scottdale Acquisition Proposal within twelve (12) months after the occurrence of any of the following the termination of this Agreement (i) by Mid Penn pursuant to Sections 10.1(b) or 10.1(c) because of a willful breach by Scottdale; or (ii) by Mid Penn or Scottdale pursuant to Section 10.1(e)(i) following failure of the shareholders of Scottdale to approve the transactions contemplated by this Agreement, Scottdale shall pay to Mid Penn the Mid Penn Termination Fee within two (2) Business Days after Mid Penn makes written demand therefor, with Mid Penn receiving a credit for an amount equal to the previously paid Mid Penn Expense Reimbursement upon the occurrence of the event described in clause (ii).  Such payments shall be made by wire transfer of immediately available funds to an account designated by Mid Penn.

(c)  For purposes of this Agreement, (i) the “Mid Penn Expense Reimbursement Fee” shall mean the lesser of (a) the amount of Mid Penn’s actual and documented out‑of‑pocket expenses incurred in connection with due diligence, negotiation and execution of this Agreement and undertaking the transactions contemplated by this Agreement (including without limitation all financial advisor, accounting, counsel and third party review firm fees), and (b) $500,000; and (ii) the “Mid Penn Termination Fee” shall mean $2,365,500.

(d)  The right to receive payment of the Mid Penn Termination Fee under Section 10.2(b)(iv) constitutes the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under that Section.

10.3.  Amendment, Extension and Waiver.

Subject to applicable law, and except as provided in this Agreement, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Scottdale), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Scottdale and Mid Penn, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value or changes the form of consideration to be delivered to Scottdale’s shareholders pursuant to this Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI
MISCELLANEOUS

11.1.  Confidentiality.

Except as specifically set forth herein, Mid Penn and Scottdale mutually agree to be bound by the terms of the confidentiality agreement dated February 27, 2017 (the “Confidentiality Agreement”) previously executed by the parties hereto and Bruce Kiefer, which Confidentiality Agreement is hereby incorporated herein by reference.  The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

11.2.  Public Announcements.

Scottdale and Mid Penn shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Scottdale nor Mid Penn shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

11.3.  Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including Section 2.4(e), Article III, Section 7.8, Section 7.9, Section 7.10, Section 7.11, and Section 7.13.

11.4.  Expenses.

Except as otherwise provided in Section 10.2, and except for the cost of printing and mailing the Proxy Statement-Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial advisors, accountants and legal counsel and, in the case of Mid Penn, the registration fee to be paid to the SEC in connection with the Registration Statement.

11.5.  Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by United States prepaid registered or certified mail (return receipt requested), or by a nationally recognized overnight courier promising next Business Day delivery, addressed as follows:

If to Mid Penn, to:	Rory G. Ritrievi President and Chief Executive Officer Mid Penn Bancorp, Inc. 349 Union Street Millersburg, Pennsylvania 17061
With required copies (which shall not constitute notice) to:	Christopher M. Cicconi, Esq. Stevens & Lee, P.C. 17 N. 2nd Street Harrisburg, Pennsylvania 17101 Fax: (610) 371-7363

If to Scottdale, to:	Donald F. Kiefer Chairman, President and Chief Executive Officer The Scottdale Bank & Trust Company 150 Pittsburgh Street Scottdale, Pennsylvania 15683
With required copies (which shall not constitute notice) to:	William T. Harvey Tucker Arensburg, P.C. 1500 One PPG Place Pittsburgh, Pennsylvania 15222 Fax:

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier and requesting next Business Day delivery.

11.6.  Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except for the provisions of Article III and Section 7.12(b) and except as otherwise expressly provided by this Agreement, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.7.  Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 11.1, contains the entire agreement and understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 11.1 hereof) between the parties, both written and oral, with respect to its subject matter.

11.8.  Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

11.9.  Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.10.  Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its laws or principles of conflicts of laws.

11.11.  Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2” and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”).  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. A disclosure set forth in any Mid Penn Disclosure Schedule shall be deemed to be a disclosure under all Mid Penn Disclosure Schedules, and a disclosure in any Scottdale Disclosure Schedule shall be deemed to be a disclosure under all Scottdale Disclosure Schedules.

11.12.  Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Middle District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Middle District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Middle District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

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IN WITNESS WHEREOF, Mid Penn, Mid Penn Bank and Scottdale have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

MID PENN BANCORP, INC

By:	/s/ Rory G. Ritrievi
Name: Rory G. Ritrievi
Title: President and Chief Executive Officer

MID PENN BANK

By:	/s/ Rory G. Ritrievi
Name: Rory G. Ritrievi
Title: President and Chief Executive Officer

THE SCOTTDALE BANK & TRUST COMPANY

By:	/s/ Donald F. Kiefer
Name: Donald F. Kiefer
Title: President